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                                                                   EXHIBIT 10.47

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                            STOCK PURCHASE AGREEMENT

                                  by and among

                         Commercial Consolidators Corp.

                                 Steven Javidzad

                                 Shawn Javidzad

                                  Jeff Javidzad

                                  Bobby Melamed

                               Other Stockholders

                                       and

                          American Way Importing, Inc.


                             Dated January 20, 2002



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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of the 31st day of December 2001, by and among Commercial Consolidators Corp., a company incorporated under the laws of Alberta, Canada, with headquarters located at 5255 Yonge Street, Suite 1010, Toronto, Ontario M2N 6P4 Canada ("Purchaser"); Steven Javidzad ("Steven Javidzad"), an individual residing at 1010 Roscomare Road, Bel Air, CA 90077; Shawn Javidzad ("Shawn Javidzad"), an individual residing at 1135 Carolyn Way, Beverly Hills, CA 90210; Jeff Javidzad ("Jeff Javidzad"), an individual residing at 536 Hilgard Avenue, Los Angeles, CA 90024; Bobby Melamed ("Bobby Melamed"), an individual residing at 264 Bentley Circle, Bel Air CA 90049; Baze Melamed ("Baze Melamed"), an individual residing at 10627 Ashton Avenue, No. 301, Los Angeles, CA 90024; the individuals and entities identified on Appendix 1 attached hereto (the "Other Stockholders"); and American Way Importing, Inc., a California corporation, with headquarters located at 2000 Cotner Avenue, Los Angeles, California 90025 (the "Company"). Steven Javidzad, Shawn Javidzad, Jeff Javidzad, Bobby Melamed, Baze Melamed and the Other Stockholders are individually hereinafter sometimes referred to as a "Stockholder" and collectively as the "Stockholders".

                                    RECITALS

         A. The Stockholders are the record and beneficial owners of all of the issued and outstanding shares of capital stock of the Company (the "Shares"); and

         B. Purchaser desires to purchase from the Stockholders, and the Stockholders desire to sell to Purchaser, all of the Shares of the Company, on the terms and subject to the conditions set forth herein (the "Acquisition"); and

         C. Upon completion of this Acquisition, the Purchaser shall hold all the Shares of the Company, and the Company shall continue to exist as a wholly owned subsidiary of the Purchaser.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereby covenant and agree as follows:

                                    ARTICLE I

                       PURCHASE AND SALE OF THE SECURITIES

         Section 1.1 Purchase and Sale.

         (a) At the Closing on the Closing Date (each as defined in Section 1.5) and in accordance with the provisions of this Agreement, the Stockholders shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept delivery of all the Company's Capital Stock (as hereinafter defined) from the Stockholders for the Consideration specified in
Section 1.2 below, free and clear of any and all Liens (as defined in Section
2.1 below), encumbrances, mortgages, adverse claims, charges, security interests or other restrictions or limitations whatsoever.


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         (b) To effect the transfers contemplated by Section 1.1(a), at the
Closing, Company shall deliver or cause to be delivered to Purchaser, against payment therefore in accordance with Section 1.2 hereof, stock certificates representing the Shares, accompanied by stock powers duly executed in blank and otherwise in form acceptable to Purchaser for transfer on the books of the Company.

         (c) The Parties understand and acknowledge that the Acquisition contemplated by this Agreement is a taxable transaction.

         Section 1.2 Consideration for the Shares. In full payment and consideration for the Shares being acquired by the Purchaser hereunder, subject to the terms and conditions contained in this Agreement, on the Closing Date the Purchaser shall pay, in the manner set forth in this Section 1.2, the following consideration (the "Consideration"):

         (i) the sum of (U.S.) ONE MILLION AND NO/100 ($1,000,000) DOLLARS, payable in shares of common stock, without par value per share, of the Purchaser, (the "Common Stock") which are designated as the "Purchaser's Shares" in Section 1.2(a) below; plus

         (ii) the "Performance Shares" as specified in Section 1.2(b) and
Section 1.2(c) below.

         The foregoing Consideration shall be subject to adjustment on the Closing Date and thereafter, in the manner hereinafter set forth in this Agreement. The Consideration, as so adjusted, shall be paid in the manner set forth below.

         (a) Stock Consideration. On the Closing Date, the Purchaser shall issue in accordance with the terms and conditions of this Section 1.2, an aggregate of Three Hundred and Ninety Two Thousand One Hundred Fifty Seven (392,157) shares of Common Stock of the Purchaser (the "Purchaser's Shares"). The parties hereto mutually covenant and agree that, as at the Closing Date, such Purchaser's Shares shall have a mutually agreed upon fair market value of (U.S.) One Million Dollars or (U.S.) $2.55 per share.

         (b) Performance Shares. In addition to the Purchaser's Shares payable pursuant to Section 1.2 above, following the Closing Date, the Stockholders shall be entitled to receive an additional (U.S.) FOUR MILLION AND NO/100 ($4,000,000) DOLLARS of shares of Purchaser's Common Stock or One Million Five Hundred Sixty Eight Thousand and Six Hundred Twenty Eight (1,568,628) shares of Purchaser's Common Stock, such shares of Purchaser's Common Stock shall have a mutually agreed upon fair market value of (U.S.) $2.55 per share (the "Performance Shares"). The Performance Shares shall vest and be deliverable after the Closing Date only in accordance with the provisions of Section 1.2(c) below.

         (c) Terms of Vesting and Delivery of Performance Shares. The Performance Shares which are issuable pursuant to Section 1.2(b) shall vest and shall be delivered by the Purchaser to the Stockholders following the Closing Date, but only in the event that the actual Company Pre-Tax Income earned by the Company in either of the two (2) consecutive Measuring Fiscal Periods commencing March 1, 2002 and ending February 28, 2003 (the "2003 Measuring Period") or commencing March 1, 2003 and ending February 28, 2004 (the "2004 Measuring Period") shall equal or exceed at least (U.S.) THREE-MILLION AND THREE-HUNDRED THOUSAND DOLLARS ($3,300,000). The 2003 Measuring Period and the 2004 Measuring Period is sometimes referred to herein as a "Measuring Fiscal Period." Certificates evidencing such Performance Shares shall be delivered to the Stockholders not later than sixty (60) days after calculation by the Purchaser's Accountants of the actual Company Pre-Tax Income in either of the two Measuring Fiscal Periods; which calculation shall (subject to the provisions of this Agreement) be based upon and determined following the audit of the Company's financial statements for such Measuring Fiscal Periods.



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         (d) Registration of Shares. The Purchaser's Shares and the Performance
Shares shall be registered for resale in accordance with the terms and conditions of that certain registration rights agreement of even date herewith (the "Registration Rights Agreement") after such Purchasers Shares and Performance Shares have been vested and delivered by the Purchaser to the Stockholders.

         Section 1.3 Certain Post-Closing Covenants. Unless otherwise approved in writing by Steven Javidzad, as representative of the Stockholders (the "Stockholders Representative"), in the event that any of the following events shall occur and be continuing for more than thirty (30) days during the period commencing on the Closing Date and through the expiration of the 2004 Measuring Period or until such time as all the Performance Shares shall have vested and been delivered, then all Performance Shares shall immediately vest and shall be subject to delivery by the Purchaser to the Stockholders:

                  (a) if the Purchaser shall take and receive from the Company any cash, whether in the form of loans, dividends or other distributions (collectively, "Cash Distributions"), which has the effect of impairing the working capital and liquidity of the Company, unless within thirty (30) days of receipt of any such Cash Distributions, the Purchaser shall either fully replace the same, or arrange to provide the Company with a line of credit or other working capital facility in an amount at least equal to or greater than all such Cash Distributions; or

                  (b) if the Purchaser or the Company shall breach or terminate without cause the Management Agreement between the Company and Pentagon Holdings Corp.; or

                  (c) if the Purchaser, either through a Subsidiary or an Affiliate (other than through YAM Wireless, Inc. or its Affiliates), directly or indirectly engages in direct competition with the Business of the Company, as presently conducted; or

                  (d) if the actual Company Pre-Tax Income for the immediately preceding Measuring Fiscal Period shall be at least 80% of the Budgeted Pre-Tax Income, and the Purchaser or the Company shall materially change, without cause, the senior management of the Company; or

                  (v) if the actual Company Pre-Tax Income for the immediately preceding Measuring Fiscal Period shall be at least 80% of the Budgeted Pre-Tax Income, and the Purchaser shall sell all or substantially all of the assets or Shares of the Company to any third person, firm or corporation which is not an Affiliate of the Purchaser, whether through direct sale, merger, consolidation or like combination (a "Sale of Control"); or

                  (vi) if the actual Company Pre-Tax Income for the immediately preceding Measuring Fiscal Period shall be at least 80% of the Budgeted Pre-Tax Income, and the Purchaser shall cause the Company to effect any material change in the nature of the Business of the Company.

         Section 1.4 Financial Statements.

         (a) Within 30 days of execution of this Agreement the Company shall deliver to the Purchaser its unaudited statements of income and balance sheet as of December 31, 2000 and December 31, 2001 and for the two fiscal years then ended (collectively, the "Unaudited Financial Statements"), which are capable of being audited in accordance with Regulation S-X, as promulgated under the Securities Act of 1933, as amended.



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         (b) As soon as practicable following receipt of the Unaudited Financial
Statements, but no event later than the Closing Date, the Purchaser shall cause the Purchaser's Accountants to audit the Unaudited Financial Statements in accordance with US GAAS and Regulation S-X, as promulgated under the Securities Act of 1933, as amended. In such connection, on or before the Closing Date, the Purchaser's Accountants shall prepare and deliver to the Purchaser and the Stockholders (i) the audited statement of income, balance sheet, statement of cash flows and statement of changes of financial position of the Company as of December 31, 2000 and for the fiscal year then ended, together with the notes thereto (the "Audited Fiscal 2000 Financial Statements), (ii) the audited statement of income, balance sheet, statement of cash flows and statement of changes of financial position of the Company as of December 31, 2001 and for the fiscal year then ended (the "Audited Fiscal 2001 Financial Statements"), and
(iii) a worksheet (the "Worksheet") showing a calculation for the "Company's Pre-Tax Income" (as hereinafter defined) for the 2001 Fiscal Year.

         (c) The Stockholders and its accountants shall be entitled to review the Audited Fiscal 2001 Financial Statements, the Worksheet and any working papers, trial balances and similar materials relating to the Audited Fiscal 2001 Financial Statements or the Worksheet prepared by Purchaser or its accountants. The Purchaser shall also provide Stockholders and its accountants with timely access, during Purchaser's normal business hours, to Purchaser's personnel, properties, books and records to the extent related to the determination of the Company's Net Assets.

         (d) Within 10 days prior to the Closing Date, the Company shall also provide the Purchaser an unaudited balance sheet as of the Closing Date (the "Unaudited Closing Date Balance Sheet"), which shall be capable of being audited. Representatives of the Purchaser shall assist representatives of the Company in the preparation of such Closing Date Balance Sheet. Not later than 90 days following the Closing Date, the Purchaser's Accountants shall audit the Unaudited Closing Date Balance Sheet in accordance with US GAAS and Regulation S-X, as promulgated under the Securities Act of 1933, as amended.

         Section 1.5 [INTENTIONALLY DELETED]

         Section 1.6 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

         "$ or dollars" means United States dollars, and all dollar references, as used in this Agreement shall mean and be limited to United States dollars.

         "Accounts" has the meaning specified in Section 2.24 of this Agreement.

         "Affiliate" has the meaning specified in Section 2.7(c) of this Agreement.

            (ii) "Affiliated Obligations" shall mean and include all indebtedness, accrued expenses, obligations or other amounts owed by the Company to Wireless Lines, Inc. and Platinum [INSERT CORPORATE NAME] any of the Stockholders or any of their respective Affiliates.

         "Affiliated Receivables" shall mean and include all loans and advances which have been made by the Company to any Stockholder or Affiliate of a Stockholder, or other obligations owed by, any Stockholder or Affiliate of a Stockholder to the Company.



                                       4
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         "Agreement" has the meaning specified in the first paragraph of this
Agreement.

         "American Way Cellular" has the meaning specified in Section 2.6 (c) of this Agreement.

         "AMEX" means The American Stock Exchange, Inc., a stock exchange in the United States.

         "Arbitration" has the meaning specified in Section 7.3(b) of this Agreement.

         "Audited Fiscal 2000 Financial Statements" means the statement of income, balance sheet, statement of cash flows and statements of changes of financial position of the Company as of December 31, 2000, for the fiscal year then ended, together with the notes thereto, which shall have been (i) prepared in accordance with GAAP, and (ii) audited by the Purchaser's Accountants in accordance with US GAAS.

         "Audited Fiscal 2001 Financial Statements" means the statement of income, balance sheet, statement of cash flows and statements of changes of financial position of the Company as of December 31, 2001, for the fiscal year then ended, together with the notes thereto, which shall have been (i) prepared in accordance with GAAP, and (ii) audited by the Purchaser's Accountants in accordance with US GAAS.

         "Basket" has the meaning specified in Section 7.2(a) of this Agreement.

         "Blue Sky Laws" has the meaning specified in Section 2.6(a) of this Agreement.

         "Business" shall mean (a) the purchase and sale, distribution and marketing, both at wholesale and at retail, of all models and types of cellular telephones, pagers and accessories thereto, and (b) the activation of such cellular telephones and pagers.

         "Business Day" has the meaning specified in Section 8.8 of this Agreement.

         "Capital Stock" has the meaning specified in Section 2.5 of this Agreement.

         "CCC" has the meaning specified in Section 2.6(a) of this Agreement.

         "CDNX" means the Canadian Venture Exchange, a stock exchange in Canada.

         "Closing" and "Closing Date" has the meaning specified in Section 1.6 of this Agreement.

         "Code" has the meaning specified in Section 2.11(a) of this Agreement.

         "Common Stock" has the meaning specified in the first recital of this Agreement.

         "Company" means American Way Importing, Inc., a California corporation.

         "Company Accountants" means Bandari & Associates, an Accountancy Corporation.

         "Company Disclosure Schedule" comprises the documents described in
Article II of this Agreement set forth by the Company dated as of the Closing Date.

         "Company Material Adverse Effect" has the meaning specified in Section
2.3 of this Agreement.



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         "Company Net Income" shall mean, for the fiscal period in question, the net income of the Company, as reflected on the statement of income of the Company, after deduction of all expenses incurred and properly paid or accrued in such fiscal period including interest paid to MCG Finance Corp. and after deduction for all federal, state and local income taxes on income of the company for such fiscal period; all calculated in accordance with US GAAP.

         "Company Pre-Tax Income" shall mean, for the fiscal period in question, the Company Net Income before application of or deduction for federal and state income taxes on such Company Net Income, all as determined under GAAP; provided, that for purposes of calculating the Company Pre-Tax Income, other than reasonable professional fees and expenses allocated to the Company (but only to the extent that such fees and expenses are applicable to services (including audit and related costs) actually rendered for the Company in the ordinary course of its Business), all general and administrative charges or corporate overhead expenses imposed upon the Company by the Purchaser or any Affiliate of the Purchaser (other than the Company) shall be excluded.

         "Company Required Consents" has the meaning specified in Section 2,6(b) of this Agreement.

         "Company Required Statutory Approvals" has the meaning specified in
Section 2.6(c ) of this Agreement.

         "Confidentiality Agreement" has the meaning specified in Section 4.6 of this Agreement.

         "Consideration" has the meaning specified in Section 1.2 of this Agreement.

         "Debt" has the meaning specified in Section 2.7(c ) of this Agreement.

         "Disclosure Schedules" has the meanings specified in Article II and
Article III of this Agreement.

         "Environmental Laws" has the meaning specified in Section 2.12(a) of this Agreement.

         "Expenses" has the meaning specified in Section 8.4 of this Agreement.

         "GAAP" shall mean generally accepted accounting principles, as adopted and in effect in the United States during any applicable period.

         "Governmental Authority" has the meaning specified in Section 2.6(a) of this Agreement.

         "Historical Financial Statements" has the meaning specified in Section 2.7(a) of this Agreement.

         "Intangible Rights" has the meaning specified in Section 2,14 of this Agreement.

         "Investment Company" has the meaning specified in Section 2.23 of this Agreement.

         "IRS" has the meaning specified in Section 2.10(p) of this Agreement.

         "Jeff Javidzad" has the meaning specified in the first paragraph of this Agreement.

         "Shawn Javidzad" has the meaning specified in the first paragraph of this Agreement.

         "Steven Javidzad" has the meaning specified in the first paragraph of this Agreement.



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         "Knowledge" means the facts that are known by of the Stockholders with respect to the matter in question, after having made diligent inquiry of the other Stockholders with respect to their knowledge of the relevant facts.

         "Joint Venture" has the meaning specified in Section 2.4 of this Agreement.

         "Management Consulting Agreement" means the agreement referred to in
Section 4.9(a) and to be executed and delivered at Closing in the form attached hereto as Exhibit C.

         "Material Contracts" has the meaning specified in Section 2.15(a) of this Agreement.

         "MCG" shall mean MCG Finance Corporation

         "MCG Credit Facility" means that certain credit facility among MCG, as lender, and [Wireless Lines, Inc., ____________ and __________,] as borrowers, together with all amendments thereto.

         "Baze Melamed" has the meaning specified in the first paragraph of this Agreement.

         "Bobby Melamed" has the meaning specified in the first paragraph of this Agreement.

         "Net Assets" means the difference between, the following assets and liabilities of Company as at the date in question, all calculated in accordance with GAAP:

         (a) Assets: The sum of all (i) cash and marketable securities, (ii) third party trade accounts receivables, (iii) all inventory valued at the lower of cost or net realizable market value, (iv) the book value of the other assets and fixed assets used in Company's Business; less

         (b) Liabilities: the sum of (i) all third party trade accounts payable,
(ii) all accrued expenses, taxes and other government withholdings, and (iii) all notes payable, other than Affiliated Obligations or lease obligations related to the fixed assets from subsection (a) of this definition.

         "Non-Competition Agreements" shall mean the agreement referred to in
Section 4.9(b) hereof, to be executed and delivered by each of the Stockholders and their Affiliates at the Closing and in the form of Exhibit D hereto.

         "Notice" has the meaning specified in Section 8.1 of this Agreement.

         "Other Stockholders" has the meaning specified in the first paragraph of this Agreement.

         "Permits" has the meaning specified in Section 2.6(d) of this Agreement.

         "Performance Shares" has the meaning specified in Section 1.2(c) of this Agreement.

         "Permitted Liens" has the meaning specified in Section 2.17 of this Agreement.

         "Plan" has the meaning specified in Section 2.11(h) of this Agreement.

         "Preferred Stock" has the meaning specified in Section 2.5 of this Agreement.

         "Prevailing Party" has the meaning specified in Section 8.4 of this Agreement.



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         "Purchase Price" has the meaning specified in Section 1.2 of this
Agreement.

         "Purchaser" has the meaning specified in the first paragraph of this Agreement.

         "Purchaser Disclosure Schedule" has the meaning specified in Article III of this Agreement.

         "Purchaser Losses has the meaning specified in Section 7.1(a) of this Agreement.

         "Purchaser Material Adverse Effect" has the meaning specified in
Section 3.1 of this Agreement.

         "Purchaser Required Statutory Approvals" has the meaning specified in
Section 3.2(c) of this Agreement.

         "Purchaser's Accountants" means Mintz & Partners, Chartered Accountants of Toronto, Ontario.

         "Purchaser's Auditors Report" has the meaning specified in Section 4.14(a) of this Agreement.

         "Purchaser's Shares" has the meaning specified in Section 1.2(b) of this Agreement.

         "Registration Rights Agreement" means that certain agreement between the Stockholders and the Purchaser of even date herewith, in the form attached hereto as Exhibit B.

         "Related Party Transactions" has the meaning specified in Section 4.14(c) of this Agreement.

         "Representatives" has the meaning specified in Section 4.6 of this Agreement.

         "Stock Consideration" has the meaning specified in Section 1.2(b) of this Agreement.

         "Stockholder" and "Stockholders" has the meaning specified in the first paragraph of this Agreement.

         "Stockholders Losses" has the meaning specified in Section 7.1(b) of this Agreement.

         "Subsidiary" means any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding Capital Stock (as defined in Section 2.5 below) or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person or entity.

         "Tag Along Letter Agreement" means that certain letter agreement between certain stockholders of the Purchaser and the Stockholders of even date herewith, in the form attached hereto as Exhibit A.

         "Tax Return" has the meaning specified in Section 2.10 of this Agreement.

         "Tax Ruling" has the meaning specified in Section 2.10(i) of this Agreement.

         "Taxes" has the meaning specified in Section 2.10 of this Agreement.



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         "TSE" means The Toronto Stock Exchange, a stock exchange in Canada.

         "Trading Day" means a day on which the CDNX is open for trading.

         "Violation" has the meaning specified in Section 2.6(b) of this Agreement.

         Section 1.7 Closing. The closing (the "Closing") shall take place at the offices of Greenberg Traurig, LLP, 2450 Colorado Boulevard, Suite 400E, Santa Monica, California 90404 (or at such place as may be mutually agreed upon by the parties hereto) at 10:00 A.M. California City time on a date which shall be the later to occur of (a) April 30, 2002, or (b) sixty (60) days after delivery by the Company of the Unaudited Financial Statements referred to in
Section 1.4(a) above (the "Closing Date"). The Closing shall occur on the Closing Date, or at such other time and place as the Stockholders and Purchaser shall mutually agree

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

         Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule, dated as of the date hereof, delivered by the Stockholders and the Company to the Purchaser (the "Company Disclosure Schedule"), the Stockholders hereby jointly and severally, represent and warrant to Purchaser, as follows:

         Section 2.1 Titles to the Company Stock. The Stockholders are the record and beneficial owners of 100% of the issued and outstanding shares of Capital Stock of the Company. The Stockholders have good, valid and marketable title to the all of the issued and outstanding shares of Capital Stock (as defined in Section 2.5 below) of the Company, all of which has been duly authorized and validly issued and is fully paid and non-assessable, and is (and on the Closing Date will be) owned beneficially and of record of the Stockholders, free and clear of any pledges, liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever (collectively, "Liens"), except for any restrictions which may be created by operation of state or federal securities laws. No person other than the Stockholders has any claim or interest in or to any of the Capital Stock of the Company (as defined in Section 2.5 below).

         Section 2.2 Valid and Binding Agreement. The Stockholders have full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes and the legal, valid and binding obligations of the Stockholders, enforceable against the Stockholders in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

         Section 2.3 Organization and Qualification. The Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of existence, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise), prospects (other than effects that are the result of general economic changes or industry-specific risks) or results of operations of the Company and its subsidiaries taken as a whole or to prevent or materially delay the consummation of the transactions contemplated by this Agreement (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). True, accurate and complete copies of the articles of incorporation, as amended, the by-laws of the Company and each subsidiary, as amended, as in effect on the date hereof, and the corporate books including, without limitation, all resolutions of the stockholders and board of directors of the Company and each subsidiary, the stock ledger and such other documents and certificates as are customarily contained therein, are included in Section 2.3 of the Company Disclosure Schedule.

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         Section 2.4 Subsidiaries. Section 2.4 of the Company Disclosure
Schedule, sets forth a description as of the date hereof, of all material subsidiaries and joint ventures (as defined below) of the Company, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such entity. All of the issued and outstanding shares of Capital Stock (as defined in Section 2.5 below) of, or other equity interests in, each subsidiary of the Company are validly issued, fully paid, non-assessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of Liens. There are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, Performance Shares of its Capital Stock of the Company (as defined in Section 2.5 below) or obligating the Company or any of any of its subsidiaries to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "Joint Venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than ten percent (10%) of any class of the outstanding voting securities or equity of any such entity.

         Section 2.5 Capitalization. The authorized, issued and outstanding shares of Common Stock and shares of preferred stock of the Company (the "Preferred Stock" and, together with the Common Stock, the "Capital Stock") are as set forth in Section 2.5 of the Company Disclosure Schedule. Except as set forth in Section 2.5 of the Company Disclosure Schedule, this Agreement, and the transactions contemplated hereby, will not cause a mandatory redemption, liquidation, acceleration or vesting of any other right under any outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement. All of the issued and outstanding shares of Capital Stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights or restrictions related to any agreement by or among the Company's stockholders. There are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, Performance Shares of Capital Stock of the Company, or obligating the Company to grant, extend or enter into any such agreement or commitment.

         Section 2.6 Authority; Non-Contravention; Statutory Approvals; Compliance.

         (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Required Statutory Approvals (as defined in Section 2.6(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company with respect to the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law).

         (b) Non-Contravention. The execution and delivery of this Agreement by the Company and the Stockholders does not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in a right of termination, cancellation, or acceleration of any obligation under, result in the creation of any Lien, charge, "put" or "call" right or other encumbrance on, or the loss of, any of the properties or assets, including Intellectual Property (as defined in Section 2.14), of the Company or any of its subsidiaries (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation" with respect to the Company (such term when used in Article III having a correlative meaning with respect to Purchaser)) or any of its subsidiaries or, to the Knowledge of the Stockholders or any of its joint ventures pursuant to any provisions of (i) subject to obtaining the Company Required Statutory Approvals (as defined below), any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 2.6(c)) applicable to the Company or any of its subsidiaries or, to the Knowledge of the Stockholders, any of its joint ventures, or any of their respective properties or assets, or the Stockholders or (ii) subject to obtaining the third-party consents or other approvals set forth in Section 2.6(b) of the Company Disclosure Schedule (the "Company Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries or the Stockholders is a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (i) and (ii) such Violations as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

         (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any federal, state, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or regulatory body (including a stock exchange or other self-regulatory body) or any other authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for those required under or in relation to (A) state securities or "blue sky" laws (the "Blue Sky Laws"), (B) the California Corporations Code (the "CCC"), and (C) such other consents, approvals, order, authorizations, registrations, declarations and filings the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect (collectively, the "Company Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

         (d) Compliance. Except as specifically disclosed in the Historical Financial Statements (as defined in Section 2.7) or as specifically set forth in Section 2.6(d) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries or, to the Knowledge of the Stockholders, any of its joint ventures is in violation of, or under investigation with respect thereto, or has been given notice of any purported violation of, any law, statute, order, rule, regulation or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 2.12) of any Governmental Authority except for violations that, in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Except as disclosed in the Company Historical Financial Statements, the Company and its subsidiaries and, to the Knowledge of the Stockholders, its joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects (collectively, "Permits"), except those which the failure to obtain would, in the aggregate, not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its subsidiaries and, to the Knowledge of the Stockholders, each of its joint ventures are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its articles of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

         (e) The Company has, for the past 14 years, been doing business as "American Way Cellular" and has obtained all requisite certificates of doing business, certificates of assumed name and other authorizations to conduct business under the name American Way Cellular. The Company has not sought protection of such fictitious business name in the United States Patent and Trademark Office.

         Section 2.7 Financial Statements and Financial Information.

         (a) Section 2.7(a) of the Company Disclosure Schedule sets forth true, correct and complete copies of the unaudited balance sheets of the Company as of December 31, 1999, December 31, 2000 and December 31, 2001 and the related statements of income, stockholders' equity and cash flows of the Company for years ending 1999, 2000 and 2001 (collectively, the "Historical Financial Statements"). In addition, the Company and the Stockholders shall cooperate with the Purchaser so as to cause to be delivered to Purchaser, on or before February 15, 2002, the Unaudited Financial Statements as at December 31, 2001 and for the fiscal year then ended.

         (b) The Historical Financial Statements: (i) have not been reviewed by the Company Accountants, (ii) except for the absence of footnote disclosures, are otherwise prepared in accordance with GAAP; (iii) fairly present in all material respects the Company's financial condition as at the dates thereof, and the results of its operations for the fiscal years then ended; (iv) contain and reflect all necessary material adjustments and accruals for a fair presentation of the financial condition and the results of operations as of the dates of and for the fiscal years covered by such Historical Financial Statements; and (v) make full and adequate provision for the various assets and liabilities of the Company, fixed or contingent, and the results of its operations and transactions in its accounts, as of the dates and for the periods referred to therein.

         (c) Section 2.7(c) of the Company Disclosure Schedule sets forth a true and complete list of the outstanding principal balance of, approximate accrued interest on, and all collateral security for all indebtedness for money borrowed and capitalized leases (collectively, "Debt") of the Company as of December 31, 2001, including but not limited to any such Debt owed by the Company to the Stockholders and/or any of the Stockholders' Affiliates. "Affiliate" means any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the subject person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a subject person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). With respect to any person who is an individual, "Affiliates" shall also include, without limitation, any member of such individual's family group.

         (d) Section 2.7(d) of the Company Disclosure Schedule sets forth: (i) true and complete aging schedules of the accounts receivable and accounts payable of the Company as of December 31, 2001; (ii) a true and complete list of all obligations (other than obligations disclosed in Section 2.7(c) of the Company Disclosure Schedule) of the Company to the Stockholders and/or any of the Stockholders' Affiliates on the date hereof, (iii) a true and complete list of all obligations of the Company guaranteed by the Stockholders on the date hereof, and the terms of such guaranties; and (iv) a true and complete list reflecting the nature and amount of all obligations owed to the Company on the date hereof by the Stockholders and/or any of the Stockholders' Affiliates.

         Section 2.8 Absence of Certain Changes or Events. Except as disclosed in Section 2.8 of the Company Disclosure Schedule, since December 31, 2001, there has not been nor does the Company have any reason to know of:

         (a) any material adverse change in the assets, liabilities, financial condition or operating results of the Company except changes in the ordinary course of business, that have not been and are not expected to be, individually or in the aggregate, materially adverse;

         (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, or financial condition of the Company (as such business is presently conducted and as it is proposed to be conducted);

         (c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

         (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, or financial condition of the Company (as such business is presently conducted);

         (e) any material change to a material contract or arrangement by which the Company or any of its assets is bound or subject;

         (f) any material change in any compensation arrangement or agreement with any employee, officer, director or holder of Common Stock, other than pursuant to the any employment agreements;

         (g) any sale, assignment or transfer of any material patents, trademarks, copyrights, trade secrets or other intangible assets;

         (h) any resignation or termination of employment of any officer or key employee of the Company; and the Company does not know of any impending resignation or termination of employment of any such officer or key employee;

         (i) receipt of notice that there has been a loss of, or material order cancellation by, any customer of the Company;

         (j) receipt of notice that there has been a loss of, or a material supply order cancellation by any supplier of the Company;

         (k) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

         (l) any material loans or guarantees made by the Company to or for the benefit of its employees, holders of Common Stock, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

         (m) any declaration, setting aside, or payment of any dividend or other distribution of the Company's assets in respect of any preferred stock (including the Preferred Stock) or Common Stock, or any direct or indirect redemption, purchase, or other acquisition of any preferred stock (including the Preferred Stock) or Common Stock by the Company;

         (n) to the Knowledge of the Stockholders, any other event or condition of any character that is reasonably likely to materially and adversely affect the business, properties, prospects, or financial condition of the Company (as such business is presently conducted and as it is proposed to be conducted), excluding events or conditions having general effect on businesses in the general economy or the Internet industry;

         (o) any arrangement or commitment by the Company to do any of the things described in this Section 2.8;

         (p) any waiver, cancellation, write off, setoff or reduction of any of the Company's accountant's receivable, material rights and claims, except in the ordinary course of business; or

         (q) any change in the billing records of the Company or credit terms the Company provided to its customers or received from its suppliers.

         Section 2.9 Litigation. Except as set forth in Section 2.9 of the Company Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or, to the Knowledge of the Stockholders, threatened, nor are there any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its subsidiaries or, to the Knowledge of the Stockholders, any of its joint ventures, (ii) there have not been any developments since December 31, 2001 with respect to any such disclosed claims, suits, actions, proceedings, investigations or reviews, and (iii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries, except for any of the foregoing under clauses (i), (ii) and (iii) that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

         Section 2.10 Tax Matters. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, Capital Stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental entity with respect to Taxes.

         Except as set forth in Section 2.10 of the Company Disclosure Schedule:

         (a) Filing of Timely Tax Returns. The Company and each of its subsidiaries have duly filed (or there has been filed on its behalf) within the time prescribed by law all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects complete and, to the Knowledge of the Stockholders, correct.

         (b) Payment of Taxes. The Company and each of its subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

         (c) Tax Reserves. The Company and each of its subsidiaries have established on their books and records adequate reserves for all Taxes and for any liability for deferred income taxes in accordance with United States generally accepted accounting principles.

         (d) Extensions of Time for Filing Tax Returns. Neither the Company nor any of its subsidiaries have requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

         (e) Waivers of Statute of Limitations. Neither the Company nor any of its subsidiaries has in effect any extension, outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns.

         (f) Expiration of Statute of Limitations. The Tax Returns of the Company and each of its subsidiaries either have been examined and settled with the appropriate Tax authority or closed by virtue of the expiration of the applicable Federal statute of limitations for all years through and including 1997.

         (g) Audit, Administrative and Court Proceedings. No material audits or other administrative proceedings are presently pending or, to the Knowledge of the Stockholders, threatened with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries (other than those being contested in good faith and for which adequate reserves have been established) and no issues have been raised in writing by any taxing authority in connection with any Tax or Tax Return.

         (h) Tax Liens. There are no Tax liens upon any asset of the Company or any of its subsidiaries except liens for Taxes not yet due.

         (i) Tax Rulings. Neither the Company nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

         (j) Availability of Tax Returns. The Company has provided or made available to Purchaser, as part of Section 2.10(a) of the Company Disclosure Schedule complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by the Company or any of its subsidiaries covering all years ending on or after December 31, 1997, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its subsidiaries covering all years ending on or after December 31, 1997 and (iii) all powers of attorney currently in force granted by the Company or any of its subsidiaries concerning any material Tax matter.

         (k) Tax Sharing Agreements. Neither the Company nor any of its subsidiaries is a party to any agreement relating to allocating or sharing of Taxes.

         (l) Liability for Others. Neither the Company nor any of its subsidiaries has any liability for any material Taxes of any person other than the Company and its subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

         (m) Code Section 355(e). Neither the Company nor any of its subsidiaries has constituted a "distributing corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past 24-month period.

         (n) Code Section 897. Neither the Company nor any of its subsidiaries is or has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
Section 897(c)(1)(ii) of the Code.

         (o) Code Section 338 Elections. No election under Section 338 of the Code (or any predecessor provisions) has been made by or with respect to the Company or any of its subsidiaries or any of their respective assets or properties.

         (p) Code Section 481 Adjustments. Neither the Company nor any of its subsidiaries is required to include in income any adjustment pursuant to
Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its subsidiaries and the Company has no knowledge that the Internal Revenue Service (the "IRS") has proposed any such adjustment or change in accounting method.

         (q) Filing Jurisdictions. To Knowledge of the Stockholders, no jurisdiction in which the Company or any of its subsidiaries does not file a Tax Return has made a claim that the Company or any of its subsidiaries is responsible to file a Tax Return in such jurisdiction.

         (r) Section 341(f). Neither the Company nor any of its subsidiaries has filed a consent to the application of Section 341(f) of the Code.

         (s) Section 168(h). No property of the Company or any of its subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code or property that the Company or any of its subsidiaries will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, in effect immediately prior to the enactment of the Tax Reform Act of 1986.

         Section 2.11 Benefit Plans. To the Knowledge of the Stockholders:

         (a) The Company neither sponsors nor otherwise participates in, nor has the Company previously sponsored or otherwise participated in any Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) that is subject to the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") or Section 301, et seq. of ERISA.

         (b) No Non-Exempted Prohibited Transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan (as defined in Section 3(3) of ERISA) sponsored by the Company and covered by Part 4 of Subtitle B of Title I of ERISA.

         (c) With respect to any self-funded Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA), such plan is fully funded on a present value actuarial basis.

         (d) The Company is not now, nor has it been during the preceding five years, a contributing employer to a Multi-Employer Plan (as defined in Section 4001(a)(3) of ERISA).

         (e) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Stockholders, threatened, that could reasonably be expected to be asserted against any Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or the assets of any such plans. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or, to the Knowledge of the Stockholders, threatened against any fiduciary of any such plans. No Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

         (f) All of the Employee Pension Benefit Plans and Employee Welfare Benefit Plans maintained by the Company comply currently, and have complied in the past, both as to form and operation, with their terms and with the provisions of ERISA and the Code, and all other applicable laws, rules and regulations. All necessary governmental approvals and determinations for the Employee Pension Benefit Plans have been obtained, including where applicable, a favorable determination (covering all changes or amendments required by TEFRA, DEFRA and REA) as to the qualification of such plans under Sections 401(a) and 501(a) of the Code. Each of the Employee Pension Benefit Plans maintained by the Company has either obtained a favorable determination (covering all changes or amendments required by TRA `86 and subsequent pension legislation, regulations or rulings) from the Internal Revenue Service as to its qualification under Sections 401(a) and 501(a) of the Code or is within the remedial amendment period (as provided in Section 401(b) of the Code) for making any required changes or amendments, and nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification.

         (g) The Company is not bound to, nor has liability under, any nonqualified plan of deferred compensation (whether funded or unfunded).

         (h) All discretionary, employer contributions that have been declared by the Company have been contributed to the Company's Employees' (401(k)) Profit Sharing Plan (the "Plan"), and all employer matching contributions for employee 401(k) contributions made to the Plan prior to Closing, have been made and contributed to the Plan or will be made by the Company within the time periods required by law.

         (i) For purposes of all Sections of this Agreement dealing with ERISA, the term "Company" shall mean the Company and each trade or business (whether or not incorporated) that together with the Company would be treated as a single employer under the provisions of Titles I or IV of ERISA.

         (j) The Company has complied with all provisions of the health care continuation coverage requirements of Code Section 4980B, the Family and Medical Leave Act of 1993, and the regulations thereunder.

         (k) Except as set forth on Section 2.11 of the Company Disclosure Schedule, the Company does not have in effect any Employee Benefit Plans or employee health insurance plans. The Company intends to maintain such plans following the Closing. The Plan permits, or prior to Closing shall be amended to permit, employees of the Company hired by the Purchaser to roll or directly transfer their vested account balances to a qualified Employee Pension Plan at no cost to Purchaser.

         (l) The Company agrees that the termination of employees in connection with this Agreement shall constitute a partial termination of the Plan, and accordingly all such terminated employees shall be one hundred percent (100%) vested in all their accounts in the Plan.

         Section 2.12 Environmental Protection. [INTENTIONALLY DELETED]

         Section 2.13 Insurance. Section 2.13 of the Company Disclosure Schedule sets forth a description as of the date hereof, of all material insurance policies currently maintained by the Company. Neither the Company nor any of its subsidiaries, nor, to the Knowledge of the Stockholders, any of the Company's joint ventures has received any written notice of cancellation or termination with respect to any material insurance policy. All material insurance policies of the Company and its subsidiaries and, to the Knowledge of the Stockholders, its joint ventures are valid and enforceable policies in all material respects.

         Section 2.14 Intangible Rights. Set forth on Section 2.14 of the Company Disclosure Schedule is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used, licensed or controlled by the Company and all goodwill associated therewith. The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software (except for shrink wrap software), formulae, methods, processes and other intangible properties that are necessary or customarily used by the Company for the ownership, management or operation of its Properties ("Intangible Rights") including, but not limited to, the Intangible Rights listed on Section 2.14 of the Company Disclosure Schedule. Except as set forth on Section 2.14 of the Company Disclosure Schedule, (i) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others;
(ii) no royalties, honorariums or fees are payable by the Company to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the Knowledge of the Company, no grounds for any such claims exist; (v) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Company's businesses, to the Knowledge of the Stockholders, is infringing or has infringed upon any intellectual property rights of others; (vi) no interest in any of the Company's Intangible Rights has been assigned, transferred, licensed or sublicensed by the Company to any person other than the Buyer pursuant to this Agreement; (vii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Section 2.14 of the Company Disclosure Schedule and were duly made and remain in full force and effect; (viii) to the Knowledge of the Stockholders, there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights;
(ix) to the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company has, to the Knowledge of the Stockholders, adequately safeguarded such information from disclosure; and (x) all of the Company's current Intangible Rights will remain in full force and effect following the Closing without alteration or impairment.

         Section 2.15 Contracts and Commitments.

         (a) Section 2.15 of the Company Disclosure Schedule, lists all real property leases, personal property leases, commitments, loan agreements, indentures, employment, consulting and shareholder agreements, and all other contracts and agreements to which the Company is a party and which are material to the Business, (all of the foregoing being collectively referred to as the "Material Contracts"). Notwithstanding the foregoing, Section 2.15 of the Company Disclosure Schedule need not list any such contract or agreement that is listed on any other Schedule hereto, or was entered into in the ordinary course of the Business of the Company and that, in any case: (i) is for the purchase of supplies or other inventory items in the ordinary course of business; (ii) is related to the purchase or lease of any capital asset involving aggregate payments of less than $10,000 per annum; or (iii) may be terminated without penalty, premium or liability by the Company on not more than thirty (30) days' prior written notice; or (iv) is with American Telegraph and Telephone..

         (b) Except as set forth in Section 2.15 of the Company Disclosure
Schedule: (i) all Material Contracts are in full force and effect; (ii) the Company has not received any notice that any Material Contract is in material breach or default or is now subject to any condition or event which has occurred and which, after notice or lapse of time or both, would constitute a material default by any party under any such contract, lease, agreement or commitment; and (iii) none of the Material Contracts will be voided, revoked or terminated, or voidable, revocable or terminable, upon and by reason of the consummation of the transactions contemplated by this Agreement.

         (c) No purchase commitment by the Company is in excess of the normal, ordinary and usual requirements of the business of the Company.

         Section 2.16 Significant Customers and Suppliers. To the Knowledge of the Stockholders, no major customer or supplier has materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company or any of its subsidiaries.

         Section 2.17 Property and Assets. Except as disclosed in Section 2.17 of the Company Disclosure Schedule, the Company and its subsidiaries have good and marketable title to, or have valid leasehold interests in or valid rights under contract to use, all property and assets used in the conduct of the Company and its subsidiaries, free and clear of all Liens other than (i) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (ii) Liens for Taxes not delinquent or being contested in good faith, (iii) deposits or pledges for goods or services made in the ordinary course of business, (iv) customary Liens in favor of mechanics, materialmen and landlords which arise by operation of law and which are incurred in the ordinary course of business and (v) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens would not reasonably be expected to have a Company Material Adverse Effect (collectively, "Permitted Liens"). To the Knowledge of the Stockholders, the facilities, structures, and equipment of the Company and its subsidiaries are structurally sound with no known defects and are in good operating condition and repair and are adequate for the uses to which they are being put; and none of such facilities, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

         Section 2.18 Restrictive Agreements . The Company has delivered to Purchaser true, complete and accurate copies of all contracts in full force and effect as of the date hereof between the Company and its subsidiaries and its respective directors, officers, employees, agents (including sales agents), dealers or distributors which prevent or restrict any such person from competing with the Company and its subsidiaries in any manner (the "Restrictive Agreements").

         Section 2.19 Certain Transactions. Except as set forth on Section 2.19 of the Company Disclosure Schedule and except for arm's length transactions in the ordinary course of business upon terms no less favorable than the Company or any of its subsidiaries could obtain from third parties and other than the grant of stock options disclosed on Section 2.19 of the Company Disclosure Schedule, none of the officers or directors of the Company is presently a party to any transaction with the Company or any of its subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

         Section 2.20 No Brokers. Except as disclosed in Section 2.20 of the Company Disclosure Schedule, the Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated hereby. Copies of any such agreements or arrangements set forth on Section 2.20 of the Company Disclosure Schedule shall be provided to Purchaser.

         Section 2.21 Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         Section 2.22 Foreign Corrupt Practices. Neither the Company, nor, to the Knowledge of the Stockholders, any of its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary has, in the course of his actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

         Section 2.23 No Investment Company. The Company is not an "investment company" required to be registered under the Investment Company Act of 1940 (an "Investment Company"). An Investment Company does not control the Company.

         Section 2.24 Accounts Receivable.

         (a) To the extent not already collected, all accounts receivable shown on the Historical Financial Statements, and all accounts receivable thereafter created or acquired by the Company prior to the Closing Date (the "Accounts"), have arisen or will arise in the ordinary course of the Company's business, and, to the extent not already collected, represent and will represent amounts owed to the Company by unaffiliated third party account debtors in respect of goods, products or services provided to such account debtors by the Company, subject to customary adjustments which may be effected with customers in the ordinary course of business (which adjustments are not and will not be, in the aggregate, material to the financial condition and business of the Company).

         (b) The Stockholders have no Knowledge of any asserted counterclaims or set-offs in respect of any of such Accounts, or any state of facts, events or occurrences which would impair the collection of such Accounts in the ordinary course of business, subject to customary adjustments which may be effected with customers in the ordinary course of business (which adjustments are not and will not be, in the aggregate, material to the financial condition and business of the Company).

         Section 2.25 Inventories. The inventory of the Company and its Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the most recent balance sheet of both the Audited Interim Financial Statements and the Audited Fiscal 2000 Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

         Section 2.26 Bank Accounts. Section 2.26 of the Company Disclosure Schedule sets forth a correct and complete list of all bank accounts and safe deposit boxes maintained by or on behalf of the Company, with indication of all persons having signatory, access or other authority with respect thereto.

         Section 2.27 Investment Decision. With respect to the receipt of Stock Consideration, the Stockholders have obtained all such information as the Stockholders have required in order to make an informed decision with respect to the acceptance of an investment in such securities.

         Section 2.28 Schedules Incorporated by Reference. The making of any recitation in any Company Disclosure Schedule hereto shall be deemed to constitute a representation and warranty that such recitation is an accurate statement and disclosure of the information required by the corresponding Section(s) of this Agreement, as, to the extent, and subject to the qualifications and limitations, set forth in such corresponding Section(s).

         Section 2.29 Disclosures and Duty of Inquiry. Purchaser is not and will not be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by the Stockholders in this Agreement. The Stockholders representations and warranties herein shall not be affected by any information, which may come to the attention of Purchaser during the course of any investigation heretofore or hereafter made.

         Section 2.30 Certain Investment Representations.

         (a) Each Stockholder is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act of 1933, as amended.

         (b) Each Stockholder is acquiring the Stock Consideration for investment for his own account and not with a view to, or for sale in connection with, any distribution thereof. Each Stockholder agrees that the Stock Consideration acquired by each Stockholder may not be sold, transferred or otherwise disposed of unless such shares are registered with the Securities and Exchange Commission and the securities regulatory authorities of certain states or unless an exemption from such registration is available and an opinion of legal counsel acceptable to Purchaser is delivered to Purchasers in advance. Each Stockholder understands that its investment in the Purchaser's common shares involves a significant degree of risk.

         (c) Each Stockholder has, in connection with his decision to acquire the Stock Consideration, relied solely the information set forth in Section of this Agreement.

         (d) Each certificate for the Stock Consideration issued to each Stockholder as part of the Merger shall bear the following legend(s):

         "SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION FOR THESE SHARES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF LEGAL COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

         "WITHOUT PRIOR APPROVAL OF THE CANADIAN VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED THROUGH THE FACILITIES OF THE CANADIAN VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL ___________________" (Four Months From Date of Issuance)


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Except as set forth in the corresponding sections or subsections of the Purchaser Disclosure Schedule, dated as of the date hereof, delivered by Purchaser to each of the Company and the Stockholders (the "Purchaser Disclosure Schedule" and, together with the Company Disclosure Schedule, the "Disclosure Schedules"), Purchaser represents and warrants to each of the Company and the Stockholders as follows:

         Section 3.1 Organization and Qualification. Purchaser and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of existence, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise), prospects (other than effects that are the result of general economic changes or industry-specific risks) or results of operations of Purchaser and its subsidiaries taken as a whole or to prevent or materially delay the consummation of the transactions contemplated by this Agreement (any such material adverse effect being hereafter referred to as a "Purchaser Material Adverse Effect"). True, accurate and complete copies of the articles of incorporation, as amended, and by-laws of Purchaser as in effect on the date hereof, have been made available to the Company.

         Section 3.2 Authority; Non-contravention and Statutory Approvals.

         (a) Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Purchaser Required Statutory Approvals (as defined in Section 3.2(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law).

         (b) Non-Contravention. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, result in a Violation by Purchaser or any of its subsidiaries or, to the knowledge of Purchaser, any of its joint ventures pursuant to any provisions of (i) the articles of incorporation or by-laws of Purchaser or any of its subsidiaries, (ii) subject to obtaining the Purchaser Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority) applicable to Purchaser or any of its subsidiaries or, to the knowledge of Purchaser , any of its joint ventures, or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Purchaser or any of its subsidiaries is a party or by which Purchaser or any of its subsidiaries or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not reasonably be expected to have, in the aggregate, a Purchaser Material Adverse Effect.

         (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for those required under or in relation to the rules and regulations of the CDNX and such other consents, approvals, order, authorizations, registrations, declarations and filings, the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Purchaser Material Adverse Effect (the "Purchaser Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Purchaser Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

         Section 3.3 Information. Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of Common Stock, which have been requested, by Purchaser or its advisors. Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigation conducted by Purchaser or any of its advisors or representatives shall modify, amend or affect Purchaser's right to rely on the Company's representations and warranties contained in Article II. Purchaser understands that its investment in Common Stock involves a significant degree of risk.

         Section 3.4 Disclosure and Duty of Inquiry. The Stockholders are not and will not be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by Purchaser in this Agreement. Purchaser's representations and warranties herein shall not be affected by any information, which may come to the attention of the Stockholders during the course of any investigation heretofore or hereafter made.

         Section 3.5 Public Filings. Except as disclosed in Section 3.5 of the Purchaser Disclosure Schedule, since February 28, 2001 Purchaser has timely made all filings of all periodic reports with the CDNX and AMEX and under the Ontario Securities Act and the Securities and Exchange Commission required to be made under the rules and regulations promulgated by the CDNX the AMEX, the Ontario Securities Commission and the Securities and Exchange Commission. The information contained in all such reports are complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state therein any such material fact or circumstance required to make the statements contained therein not misleading in any material respect.

         Section 3.6 No Material Adverse Change. Since the date of Purchaser's filing of its annual report for its fiscal year ended February 28, 2001, there has been no material adverse change in the business, financial condition, results of operations or prospects of Purchaser and its subsidiaries, when taken as a consolidated whole, except as otherwise expressly referred to or reflected in the reports referred to in Section 3.5 above.

         Section 3.7 No Brokers. Except as disclosed in Section 3.7 of the Purchaser Disclosure Schedule, Purchaser has taken no action which would give rise to any claim against the Company by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated hereby. Copies of any such agreements or arrangements set forth on Section 3.7 of the Purchaser Disclosure Schedule shall be provided to the Company.

         Section 3.8 Foreign Corrupt Practices. Neither the Purchaser, nor, to the best knowledge of the Purchaser, any of its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Purchaser or any subsidiary has, in the course of his actions for, or on behalf of, the Purchaser, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

                                   ARTICLE IV

                                    COVENANTS

         In addition to and not in lieu of the other covenants and agreements of the parties contained herein, each of the Purchaser and the Stockholders do hereby respectively covenant and agree to perform the covenants and agreements set forth in this Article IV, on their respective parts to be performed on or subsequent to the Closing Date.

         Section 4.1 Best Efforts. The parties shall use their reasonable best efforts to satisfy timely each of the conditions described in Article V. Time is of the essence of this Agreement.

         Section 4.2 Expenses. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Purchaser shall be unable to consummate the transactions contemplated by this Agreement for any reason, other than a material breach by the Company or the Stockholders of any of their respective representations and warranties or failure to perform any of their respective covenants and agreements contained herein, the Purchaser shall reimburse Company and the Stockholders for all documented and reasonable out-of-pocket expenses not to exceed $25,000 incurred by it or them in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other agreements to be executed in connection herewith, including, without limitation, legal and due diligence costs. The parties agree that the agreements contained in this Section 4.2 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If the Purchaser fails to promptly pay to the Company any fees due hereunder, the Purchaser shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank NA in California, California in effect from time to time from the date such fee was required to be paid.

         Section 4.3 AMEX Listing. The Common Stock of the Purchaser has been authorized for quotation on the AMEX, and as at the Closing Date trading in Purchaser's Common Stock on the AMEX shall not have been suspended for any prolonged period of time by the AMEX. The Purchaser shall maintain the listing and trading of its Common Stock on the AMEX and will comply in all respects with the Purchaser's reporting, filing and other obligations under the bylaws or rules of the AMEX. The Purchaser shall promptly provide to each of the Company and the Stockholders copies of any notices it receives from the AMEX regarding the continued eligibility of the common stock for listing on the AMEX.

         Section 4.4 Supplemental Disclosure Schedules. With respect to facts and circumstances that arise after the date of this Agreement, the parties shall supplement their respective Disclosure Schedules to this Agreement to the extent that such facts and circumstances would have been required to be set forth on such Disclosure Schedules had they existed on the date of this Agreement, and such supplements shall be deemed to be part of the Disclosure Schedules for all purposes hereunder. Notwithstanding the foregoing sentence, the parties shall be under no obligation to supplement the Disclosure Schedules after the Closing Date.

         Section 4.5 Access to Information. Upon reasonable notice, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment banker, financial advisor and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of its properties, operating facilities, books, contracts, commitments and records (including, but not limited to, Tax Returns) to the extent that such party or any of its subsidiaries is not under a legal obligation not to provide access or to the extent that such access would not constitute a waiver of the attorney-client privilege and does not unreasonably interfere with the business and operations of such party; provided that such right of access shall include reasonable environmental assessment with respect to any properties of the parties hereto or their respective subsidiaries. All documents and information furnished pursuant to this Section 4.6 shall be subject to the Confidentiality Agreement, dated January 18, 2001 among the Stockholders, Purchaser and the Company (the "Confidentiality Agreement"). The party requesting copies of any documents from any other party hereto shall be responsible for all out-of-pocket expenses incurred by the party to whom such request is made in complying with such request, including any cost of reproducing and delivering any required information.

         Section 4.6 Ordinary Course of Business. From the date hereof until the Closing, except as otherwise required or expressly permitted pursuant to this Agreement, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course and in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, the Company shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to: (i) preserve intact their present business organizations and goodwill and preserve the goodwill and relationships with customers, suppliers and others having significant business dealings with them;
(ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of its present officers and employees as a group (provided that voluntary terminations of employment by officers or employees shall not be deemed a violation of this subsection);
(iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice; (iv) comply in all material respects with all laws and orders of all Governmental Authorities applicable to it; and (v) to maintain and preserve Net Assets of not less than $1,500,000. Neither the Company nor its Subsidiaries shall enter into any commitments or expend any capital in excess of $25,000 without the prior written approval of the Purchaser.

         Section 4.8 Issuance of Securities. From the date hereof until the Closing, without the prior written consent of Purchaser, in its sole and exclusive discretion, the Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of their Capital Stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (i) pursuant to outstanding stock options granted under any employee benefit plans, or (ii) in the case of subsidiaries, for issuances of capital stock to the Company or any of its wholly-owned subsidiaries.

         Section 4.9 Management Contracts/Non-Competition Agreement .

         (a) The Purchaser and Pentagon Holdings Corp. shall enter into a three
(3) year Management Consulting Agreement, substantially in the form of Exhibit B annexed hereto and made a part hereof, which agreements shall be effective immediately at the Closing Date in accordance with its terms.

         (b) Each of the Stockholders and their Affiliates shall enter into a three (3) year Non-Competition Agreement with the Company, substantially in the form of Exhibit C annexed hereto and made a part hereof, which agreements shall be effective immediately at the Closing Date in accordance with its terms.

         Section 4.10 No Shopping. Prior to any valid termination of this Agreement pursuant to Article VI, neither the Stockholders nor any of the Stockholders' Representatives (nor any officers, directors, Affiliates or representatives of the Company) will solicit or otherwise entertain any offers or inquiries, or negotiate with or enter into any discussions, commitments, agreements or understandings with any person, firm or entity (other than Purchaser) in respect of any sale or disposition in any manner of any capital stock, assets or business (or any material portion thereof) of the Company or any other transaction which, if consummated, would frustrate the intent of this Agreement. The parties agree that it may be difficult, if not impossible, to accurately determine the amount of damages, if any, that the Company may incur if the Company breaches the covenants in this Section 4.11 or fails to close on the Closing Date. Accordingly, the Company agrees that the following shall be deemed to be the liquidated damages for such failure and shall be payable to the Purchaser in clear funds immediately upon written demand by the Purchaser. If the Company fails to pay such amounts within five (5) business days from receipt of such demand, the Purchaser may offset such an amount against any amounts due to the Company. The amount of liquidated damages due shall be equal to all of the fees and costs of the Purchaser (including, without limitation actual attorneys, accounting and other professional fees and costs as well as a reasonable charge for the time and resources expended by the Purchaser's officers and employees) in connection with the transactions contemplated by this Agreement.

         Section 4.11 Non-Interference. None of the parties shall cause to occur any act, event or condition which would cause any of their respective representations and warranties made in this Agreement to be or become untrue or incorrect in any material respect as of the Closing Date, or would interfere with, frustrate or render unreasonably expensive the satisfaction by the other party or parties of any of the conditions precedent set forth in Article V.

         Section 4.12 Delivery of Company's Due Diligence Materials to Purchaser. Not later than thirty (30) days subsequent to the execution of this Agreement, but in no event later than February 15, 2002, the Company shall deliver to the Purchaser and Purchaser's Accountants a copy of all requested due diligence items . In addition, by not later than March 15, 2002, the Purchaser shall have received a true copy of the Fiscal 2001 Financial Statements of the Company, capable of being audited by Purchaser's Accountants. Such Fiscal 2001 Financial Statements must:

         (a) be capable of being included with Purchaser's consolidated financial statements or as part of filings made by Purchaser with United States and Canadian securities authorities (the "Purchaser's Auditors Report"); and

         (b) contain a balance sheet that is void of any and all "related party transactions" as of the Closing Date. The term "Related Party Transactions" shall mean any transaction that would be covered by Item 404 of Regulation S-K of the Securities Act of 1933, as amended, irrespective of whether such transaction would be required to be disclosed pursuant to such Item.

         Section 4.13 Delivery of List of Company's Customers. No later than thirty (30) days after the execution of this Agreement, but subject to Purchaser's execution and delivery of the Non-Disclosure Agreement in the form annexed hereto as Exhibit F (the "NDA Agreement"), the Company shall deliver to the Purchaser a certificate signed by an officer setting forth a list of the names, addresses, telephone numbers and amount of purchases for the twelve (12) months prior to the execution of this Agreement for all of the Company's customers.

         Section 4.14 Market Standoff Agreement. If, within three (3) years of the Closing Date, the Purchaser seeks to register its securities for sale in either the United States or Canada, and such offering constitutes a firmly underwritten public offering, then the Stockholders shall, if requested by any such underwriter, agree to enter into lock up agreements to the same extent and in the same form as the officers and directors of the Purchaser; provided, however, that the maximum duration of the Market Standoff shall be no more than 360 days from the effective date of any such registration statement. Legends shall be placed upon the certificates representing the Stock Consideration evidencing this agreement.

         Section 4.15 Payment of Affiliated Receivables and Release From Affiliated Obligations. On or before the Closing Date, the Stockholders or their Affiliates shall have paid in full to the Company all Affiliated Receivables, and the Company shall have paid or been released from all Affiliated Obligations. Such payments and releases may be made in cash, by offsets, capitalization of Affiliated Obligations or other arrangements which shall be satisfactory to the Purchaser.

         Section 4.16 Purchaser's Due Diligence Investigation. Prior to the Closing Date, the Purchaser and its representatives shall have completed a full and complete business, legal and financial investigation and review of the assets, liabilities, results of operations, business and prospects of the Company (the "Due Diligence Investigation"); which Due Diligence Investigation shall be satisfactory to the Purchaser.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

         Section 5.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligations of the Company, the Stockholders and Purchaser to consummate the Closing shall be subject to the satisfaction of the following conditions on or prior to the Closing Date (unless expressly waived in writing by the Company, the Stockholders and Purchaser on or prior to the Closing Date):

         (a) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any Federal or state court preventing consummation of the transactions contemplated herein shall have been issued and continuing in effect, and none of the transactions contemplated herein shall have been prohibited under any applicable Federal or state law or other regulation.

         (b) Statutory Approvals. The Company Statutory Approvals and the Purchaser Statutory Approvals shall have been obtained at or prior to the Closing Date, such approvals shall have become Final Orders (as hereinafter defined), and no Final Order shall impose terms or conditions that would have, or would be reasonably likely to have, a Purchaser Material Adverse Effect or a Company Material Adverse Effect. A "Final Order" means a determination by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

         Section 5.2 Conditions Precedent to Obligation of the Company and the Stockholders. The obligation of each of the Company and the Stockholders to consummate the Closing is subject to the satisfaction of the following conditions on or prior to the Closing Date (unless expressly waived in writing by each of the Company and the Stockholders on or prior to the Closing Date):

         (a) Compliance by Purchaser. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with and performed by it in all material respects, and the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date or period and relate solely to a particular date or period shall be true and correct as of such date or period.

         (b) Compliance Certificate. Purchaser shall deliver to each of the Company and the Stockholders a certificate dated the Closing Date of an executive officer of Purchaser certifying that the conditions specified in
Section 5.2(a) have been satisfied.

         (c) Delivery of Collateral Agreements. On or before the Closing Date, Purchaser shall have delivered fully executed original Registration Rights Agreements, a Management Consulting Agreement, the Non-Compete Agreements , the Tag Along Letter Agreement and the NDA Agreement to the Stockholders, and the Company's Disclosure Schedule, all to the mutual satisfaction of the parties hereto.

         (d) Release of Liability under MCG Debt. Each of the Stockholders, Wireless Lines and the other corporate affiliates of the Stockholders (other than the Company) shall have been released and discharged by MCG from all obligations and liabilities to MCG from and after the Closing in respect of MCG Debt under the MCG Credit Facility; which release and discharge shall be evidenced by general releases in form and content reasonably satisfactory to the Stockholders and their legal counsel.

         Section 5.3 Conditions to the Obligation of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction of the following conditions on or prior to the Closing Date (unless expressly waived in writing by Purchaser on or prior to the Closing Date):

         (a) Delivery of Audited Fiscal 2000 Financial Statements, Audited Fiscal 2001 Financial Statements and Unaudited Closing Date Balance Sheet. The Shareholders and the Purchaser shall have received from the Purchaser's Accountant (i) the Audited Fiscal 2000 Financial Statements, (ii) the Audited Fiscal 2001 Financial Statements. In addition, the Company shall provide the Purchaser the Unaudited Closing Date Balance Sheet.

         (b) Compliance by the Stockholders and the Company. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Stockholders and the Company on or prior to the Closing Date (including, without limitation, the provisions of Section 4.15 hereof) shall have been complied with and performed by it in all material respects, and the representations and warranties made by the Stockholders and the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date or period and relate solely to a particular date or period shall be true and correct as of such date or period.

         (c) Compliance Certificate. The Stockholders shall deliver to Purchaser a certificate dated the Closing Date signed by the Stockholders certifying that the conditions specified in Section 5.3(b) have been satisfied.

         (d) Company Required Consents. The Company Required Consents (as defined in Section 2.6(b)), the failure of which to be obtained would have a Company Material Adverse Effect, shall have been obtained.

         (e) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a Company Material Adverse Effect.

         (f) Good Standing Certificates. The Stockholders shall have delivered to Purchaser a certificate or telegram issued by the Secretary of State of the State of California, evidencing the good standing of the Company in such jurisdiction as of a date not more than fifteen (15) days prior to the Closing Date.

         (g) Satisfactory Due Diligence Investigation. Prior to the Closing Date, the Purchaser shall have completed a satisfactory Due Diligence Investigation.

         (h) Officer's Certificate of Complete and Accurate Records. The Company shall have delivered to the Purchaser for inspection within thirty (30) business days of the execution of this Agreement, the Company's and each Subsidiaries original corporate book including, without limitation, true, accurate and complete copies of the articles of incorporation, as amended, the by-laws of the Company, as amended and in effect on the date of execution of such certificate, all of the resolutions of the Company's stockholders and directors, the stock ledger and all other documents and certificates customarily contained therein.

         (i) Delivery of Collateral Agreements. On the Closing Date, Stockholders shall have delivered fully executed original Registration Rights Agreements, Management Consulting Agreement, Non-Competion Agreements and Tag Along Letter Agreement, and the Company's Disclosure Schedule, all to the mutual satisfaction of the parties hereto.

         (j) Assumption of the MCG Debt; Termination of Personal Guarantees. On the Closing Date, the Company shall, by instruments satisfactory to MCG and the Purchaser, unconditionally and irrevocably assume all of the MCG Debt as at the Closing Date and thereafter under the MCG Line Credit Facility (the "MCG Debt Assumption"). The Purchaser shall unconditionally and irrevocably guarantee the MCG Debt Assumption by the Company. To the extent that any of the Stockholders have personally guaranteed the MCG Debt, on the Closing Date such personal guarantees shall be terminated

         (k) Company Financial Performance. The Purchaser's obligation to consummate the Closing contemplated hereby is expressly conditional upon the Company having (i) a minimum Company's Pre-Tax Income for the 2001 Fiscal Year as set forth on the Audited Fiscal 2001 Financial Statements of not less than (U.S.) ONE-MILLION AND SIX-HUNDRED THOUSAND DOLLARS (U.S. $1,600,000); (ii) a minimum Company Net Income for Fiscal 2001, as set forth on the Audited Fiscal 2001 Financial Statements of not less than (U.S.) ONE-MILLION DOLLARS ($1,000,000), and (iii) minimum Net Assets as reflected on the Closing Date Balance Sheet, which shall have been confirmed by the Purchaser's Accountants in accordance with their audit of said statements of not less than U.S. ONE-MILLION and FIVE-HUNDRED THOUSAND DOLLARS ($1,500,000).

                                   ARTICLE VI

                                  TERMINATION

         Section 6.1 General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

         (a) by the mutual written consent of Purchaser and the Stockholders;

         (b) by Purchaser, or by the Stockholders , if: (i) a material breach shall exist with respect to the written representations and warranties made by the other party; (ii) the other party shall take any action prohibited by this Agreement, if such actions shall or may have a material adverse effect on the Company or on Purchaser, and/or the transactions contemplated hereby, and shall not fully remedy same within ten (10) days after written notice thereof to such party; (iii) the other party shall not have furnished, upon reasonable notice therefore, such certificates and documents required in connection with the transactions contemplated hereby and matters incidental thereto as it or he shall have agreed to furnish, and it is reasonably unlikely that the other party will be able to furnish such item(s) prior to the Outside Closing Date specified below; (iv) any consent of any third party to the transactions contemplated hereby (whether or not the necessity of which is disclosed herein or in any Schedule hereto) is reasonably necessary to prevent a default under any outstanding material obligation of either party hereto and such consent is not obtainable without material cost or penalty (unless the party not seeking to terminate this Agreement agrees or agree to pay such cost or penalty); or
(v) the results of Purchaser's Due Diligence Investigation shall not be satisfactory to the Purchaser, in the exercise of its sole discretion.

         (c) by either Purchaser or the Stockholders, at any time on or after June 30, 2002 (the "Outside Closing Date"), if the transactions contemplated hereby shall not have been consummated prior thereto; provided, that the party seeking to effect such termination of this Agreement shall not then be in breach or default of any material representation, warranty, covenant, agreement or obligation imposed upon such party by this Agreement; or

         (d) by the Purchaser in the event that its due diligence investigation of the Company shall reveal the existence of any Company Material Adverse Effects or other circumstances affecting the Business or prospects of the Company.

         Section 6.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Section 11, prompt written notice shall be given by the terminating party to the other party, and, unless the party seeking to terminate this Agreement shall have no right to do so, neither party to this Agreement shall have any further liability to the other, except that the confidentiality provisions of this Agreement above shall survive any termination or abandonment of this Agreement.


                                  ARTICLE VII

                                INDEMNIFICATION

         Section 7.1 General.

         (a) The Stockholders (jointly and severally) shall defend, indemnify and hold harmless the Purchaser and the Company from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including costs of investigation, interest, penalties and reasonable attorneys' fees, that the Purchaser or the Company may incur, sustain or suffer (collectively "Purchaser Losses") as a result of any breach of, or failure by the Stockholders to perform, any of the representations, warranties, covenants or agreements of the Stockholders contained in this Agreement or in any Schedule(s) furnished by or on behalf of the Stockholders under this Agreement.

         (b) Purchaser shall defend, indemnify and hold harmless the Stockholders from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including costs of investigation, interest, penalties and reasonable attorneys' fees, that the Stockholders may incur, sustain or suffer (collectively, the "Stockholders Losses") as a result of any material breach by Purchaser of any of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement.

         (c) Purchaser Losses or Stockholders Losses are hereinafter referred to as "Losses", as they relate to the applicable party or parties in Sections
7.3 and 7.4 above.

         Section 7.2 Limitations on Certain Indemnity, Right of Offset.

         (a) Except with respect to any Purchaser Losses involving proven fraud by the Stockholders, the Stockholders shall not be liable to Purchaser with respect to Purchaser Losses unless and until the aggregate amount of all Purchaser Losses shall exceed the sum of $50,000 (the "Basket"). The Stockholders, jointly and severally, shall be liable for all Purchaser Losses (including the first $50,000), up to the value on the Closing Date of the Stock Consideration and the Performance Shares (if issued).

         (b) Duration of Indemnity for Breach of Warranty. The Purchaser shall be entitled to indemnification by the Stockholders for Purchaser Losses, and the Stockholders shall be entitled to indemnification by Purchaser for Stockholders Losses, only in respect of claims for which notice of claim shall have been given on or May 31, 2003 and that, in the event that the claim has not been resolved by the parties, a law suit filed within nine (9) months of the date of the notice of claim, provided that:

            (i) with respect to Purchaser Losses relating to a breach of any warranties relating to tax matters covered by Section 2.10 above, the duration of such indemnity shall be with respect to claims asserted prior to the expiration of the final statute of limitations for those tax reports and tax returns covered by the warranties under Section 2.10 above; and

            (ii) neither the Purchaser, the Company nor the Stockholders shall be entitled to indemnification in the event that the subject claim for indemnification relates to a third-party claim and the prospective indemnified party (as the case may be) delayed giving notice thereof to such an extent as to cause material prejudice to the defense of such third-party claim.

         Section 7.3 Dispute Resolution.

         (a) In General. Other than (i) non-judicial foreclosure and all matters in connection therewith regarding security interests in al or personal property; or (ii) the appointment of a receiver, or the exercise of other provisional remedies (any and all of which may be initiated pursuant to applicable law), each controversy, dispute or claim between the parties arising cut of relating to this Agreement, which controversy, dispute or claim not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to the Agreement gives written notice to all other parties that: a controversy, dispute or claim exists), will be settled by a reference proceeding in California in accordance with the provisions of
Section 638 et seq. of the California Code of Civil Procedure, or their successor section ("CCP"), which shall constitute the exclusive remedy for the settlement: of any controversy, dispute or claim concerning this Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings' against each of them in any court or jurisdiction other than the Superior Court the County where the Real Property, if any, is located or Los Angeles County if none (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his representative). The referee shall be appointed to sit as a temporary judge, with all the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP ss. 170.6. The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the Claim Date and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP ss. 644 in any court in the State of California having Jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

                  (b) Conduct of Proceeding. Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

         (c) Determination of Issues. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable Judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

         (d) Repeal of Legislation. In the event that the enabling legislation, which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure rein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, ss.1280 through 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.

         Section 7.4 Defense and Settlement. In connection with the defense of any third party claims for which claims for indemnification have been made hereunder, each party will provide reasonable access to its and the Company's books and records as and to the extent required for the proper defense of such third party claim. Neither party shall consent to any settlement or purport to bind any other party to any settlement without the written consent of the other party.

                                  ARTICLE VIII

                          GOVERNING LAW; MISCELLANEOUS

         Section 8.1 Notices. Any notice, demand, request, offer, consent, approval or communications (collectively, a "Notice") to be provided under this Agreement shall be in writing and sent by one of the following methods: (i) postage prepaid, United States certified or registered mail with a return receipt requested, addressed to the Purchaser, the Company or the Stockholders, as appropriate, at the addresses set forth below; (ii) overnight delivery with a nationally recognized and reputable air courier (with electronic tracking requested) addressed to the Purchaser, the Company or the Stockholders, as appropriate, at the addresses set forth below; (iii) personal delivery to the Purchaser, the Company or the Stockholders, as appropriate, at the addresses set forth below; or (iv) by confirmed facsimile or telecopier transmission to the Purchaser, the Company or the Stockholders, as appropriate, at the facsimile numbers set forth below and in such case of facsimile transmission, a copy must also be contemporaneously sent by one of the methods described in the preceding clause (i), (ii) or (iii) of this Section (it being understood and agreed, however, that such Notice shall be deemed received upon receipt of electronic transmission). Any such Notice shall be deemed given upon receipt thereof, or, in case of any Notice sent pursuant to clause (i), (ii) or (iii) above, the refusal thereof by the intended receipt. Notwithstanding the foregoing, in the event any Notice is sent by overnight delivery or personal delivery and it is received (or delivery is attempted) during non-business hours (i.e., other than during 8:30 a.m. to 5:30 p.m. [EST/EDT] Monday through Friday, excluding holidays), then such Notice shall not be deemed to have been received until the next business day. Either party may designate a different address for receiving Notices hereunder by notice to the other party in accordance with the provisions of this Section 8.1. Further notwithstanding the foregoing, if any Notice is sent by either party hereto to the other and such Notice has not been sent in compliance with this Section but has in fact actually been received by the other party, then such Notice shall be deemed to have been duly given by the sending party and received by the recipient party effective as of such date of actual receipt.

         If to the Company or the Stockholders:

                  American Way Importing, Inc.
                  d/b/a American Way Cellular
                  2000 Cotner Avenue
                  Los Angeles, California 90025
                  Attention:   Steve Javidzad, Shawn Javidzad, Jeff Javidzad,
                               Bobby Melamed and Beza Melamed
                  Facsimile:   (310) 842-3383

         With copy to:

                  Russ, August, Kabat & Kent
                  12424 Wilshire Boulevard, Suite 1200
                  Los Angeles, California 90025
                  Attention:  Larry C. Russ, Esq.
                  Facsimile:  (310) 826-6991

         and

                  Weintraub Dillon PC
                  12520 High Bluff Drive,  Suite 260
                  San Diego, California 92130
                  Attention:  Richard A. Weintraub, Esq.
                  Facsimile:  (858) 259-2868

         If to the Purchaser:

                  Commercial Consolidators Corp.
                  5255 Yonge Street, Suite 1010
                  Toronto, Ontario M2N 6P4
                  Canada
                  Attention:  Guy Jarvis
                  Facsimile: (416) 512-8229

         With copy to:

                  Greenberg Traurig, LLP
                  200 Park Avenue,
                  New York, New York 10166
                  Attention: Stephen A. Weiss, Esq.
                  Facsimile: (212) 801-6400

         Notwithstanding anything in this Section to the contrary, any Notice delivered in accordance herewith to the last designated address of any person or party to which a Notice may be or is required to be delivered pursuant to this Agreement shall not be deemed ineffective if actual delivery cannot be made due to a change of address of the person or party to which the Notice is directed or the failure or refusal of such person or party to accept delivery of the Notice.

         Section 8.2 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto. The exhibits and schedules constitute a part hereof as though set forth in full above. This Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

         Section 8.3 Expenses. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. The Purchaser agrees to pay all expenses in connection with the audit of the Audited Corporation's financials through December 31, 2000 and for any period subsequent to December 31, 2000.

         Section 8.4 Attorneys' Fees. Notwithstanding the foregoing, in the event either party employs an attorney or brings an action against the other arising out of the terms of this Agreement, the prevailing party (whether such prevailing party has been awarded a money judgment or not) shall receive from the other party (and the other party shall be obligated to pay) the prevailing party's reasonable legal fees and expenses (including the fees and expenses of experts and Para-professionals), whether such fees and expenses are incurred before, during or after any trial, re-trial, re-hearing, mediation or arbitration, administrative proceedings, appeals or bankruptcy or insolvency proceedings, and irrespective of whether the prevailing party would have been entitled to such fees and expenses under applicable law in the absence of this Section. Without limiting the generality of the foregoing, the term "Expenses" shall include expert witness fees, bonds, filing fees, administrative fees, transcriptions, depositions or proceedings, costs of discovery and travel costs. The term "Prevailing Party" as used in this Section shall mean that party whose positions substantially prevail in such action or proceeding, and any action or proceeding brought by either party against the other as contemplated in this Section may include a plea or request for judicial determination of the "Prevailing Party" within the meaning of this Section. In the event neither party substantially prevails in its positions in such action or proceeding, the court may rule that neither party has so substantially prevailed, in which event each party shall be responsible for its own fees and expenses in connection therewith. In addition, the fees and expenses for the services of "in-house" counsel (if any) shall be included within the prevailing party's fees and expenses as fully as if such in-house legal services were provided by an "outside" attorney or law firm as contemplated within this Section, irrespective of whether "outside" legal services are obtained in connection with such matter. The fees and expenses on the part of in-house counsel as aforesaid shall be determined based upon the prevailing hourly rates, fees and expenses for an attorney(s) of comparable experience in the Miami, Florida area.

         Section 8.5 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other except as may be specifically limited herein.

         Section 8.6 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. The rights and obligations of this Agreement may not be assigned by either party without the prior written consent of the other parties hereto, which may be granted or withheld in their sole and absolute discretion.

         Section 8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

         Section 8.8 Rules of Interpretation. Except as otherwise expressly provided in this Agreement, the following rules shall apply hereto: (i) the singular includes the plural and plural includes the singular; (ii) "or" is not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes any permitted supplements and amendments; (iv) a reference in this Agreement to a section or exhibit is a reference to a section or exhibit within or attached to this Agreement unless otherwise expressly provided; (v) a reference to a section or paragraph in this Agreement shall, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said section or paragraph; (vi) words such as "hereunder", "hereto", "hereof", and "herein", and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause hereof; (vii) the headings of the articles or sections and the ordering or position thereof are for convenience only and shall not in any way be deemed to affect the meaning of this Agreement; (viii) a reference in this Agreement to a "person" or "party" (whether in the singular or the plural) shall (unless otherwise indicated herein) include both natural persons and unnatural persons (including, but not limited to, corporations, partnerships, limited liability companies or partnerships, trusts, etc.); (ix) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP; (x) any reference in this Agreement to a "Business Day" shall include each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in Miami, Florida are closed; and (xi) the recitals set forth on Page One (1) of this Agreement are true and correct and form a part of this Agreement.

         Section 8.9 Construction. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement and that this Agreement has been fully reviewed and negotiated by the parties and their respective counsel. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

         Section 8.10 Governing Law and Waiver of Jury Trial. THIS AGREEMENT IS MADE IN AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, AND ANY LEGAL ACTION RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE RESOLVED ONLY IN FEDERAL OR STATE COURT LOCATED IN LOS ANGELES COUNTY, IN THE STATE OF CALIFORNIA. THE PARTIES HERETO EXPRESSLY WAIVE ANY CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. THE PARTIES HERETO EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY REGARDING ALL MATTERS OR DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEPT IN THE CASE OF FRAUD OR OTHER INTENTIONAL ACTIONS. EXCEPT AS THE RESULT OF FRAUD OR INTENTIONAL MISCONDUCT, NO PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         Section 8.11 Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under applicable present or future laws effective during the Term, the remainder of this Agreement shall not be affected. In lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable. In the event any clause or provision of this Agreement is illegal, invalid or unenforceable as aforesaid and the effect of such illegality, invalidity or unenforceability is that either party no longer has the substantial benefit of its bargain under this Agreement and a clause or provision as nearly identical as may be possible cannot be added, then, in such event, such party may in its discretion cancel and terminate this Agreement provided such party exercises such right within a reasonable time after such occurrence.

         Section 8.12 Arm's Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

         Section 8.13 Publicity. The Company, the Stockholders and Purchaser shall have the right to review a reasonable period of time before issuance of any press releases, filings with the CDNX or any stock exchange or interweaver quotation system, or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Purchaser shall be entitled, without the prior approval of the Company for Stockholders, to make any press release or public filings with respect to such transactions as is required by applicable law and regulations (although the Company shall be consulted by the Purchaser in connection with any such press release prior to its release and shall be provided with a copy thereof and be given an opportunity to comment thereon).

         Section 8.14 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         Section 8.15 Remedies. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Purchaser by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement, that Purchaser shall be entitled, in addition to all other available remedies in law or in equity, to an injunction or injunctions to prevent or cure any breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing economic loss and without any bond or other security being required.

         IN WITNESS WHEREOF, the undersigned Purchaser, the Stockholders and the Company have caused this Agreement to be duly executed as of the date first above written.


                                         THE COMPANY:

                                         AMERICAN WAY IMPORTING, INC.

                                         By:
                                             -----------------------------------
                                         Name:    Steven Javidzad,
                                         Title:   President


                                         THE STOCKHOLDERS:

                                         STEVEN JAVIDZAD

                                         By:
                                             -----------------------------------
                                                  Steven Javidzad


                                         SHAWN JAVIDZAD

                                         By:
                                             -----------------------------------
                                                  Shawn Javidzad


                                         BOBBY MELAMED

                                         By:
                                             -----------------------------------
                                                  Bobby Melamed


                                         JEFFREY JAVIDZAD

                                         By:
                                             -----------------------------------
                                                  Jeffrey Javidzad


                                         BEZA MELAMED

                                         By:
                                             -----------------------------------
                                                  Beza Melamed

                                         PURCHASER:

                                         COMMERCIAL CONSOLIDATORS CORP.

                                         By:
                                               ---------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                               ---------------------------------

                                   EXHIBIT A

                       Form of Tag Along Letter Agreement


                                                             Date: Closing Date


Messrs. Steven Javidzad, Shawn Javidzad;
Jeff Javidzad, Bobby Melamed
Baze Melamed and the Other Persons
Listed below under the heading "
"Minority Participating Stockholders"
c/o American Way Importing, Inc.
2000 Cotner Avenue,
Los Angeles, California 90025


Gentlemen:

         Reference is made to the stock purchase agreement, dated January 20, 2002 (the "Purchase Agreement"), by and among Commercial Consolidators Corp. (the "Purchaser") and each of you as the former stockholders of American Way Importing, Inc., a California corporation (the "Acquired Corporation"). Unless otherwise defined herein, all capitalized terms used in this letter agreement shall have the same meaning as is set forth in the Purchase Agreement.

         Under the terms of the Purchase Agreement, a total of 392,157 common shares of the Corporation (the "Purchaser's Shares") are subject to issuance to the Stockholders on the Closing Date, and an additional 1,568,628 common shares of the Corporation (the "Performance Shares") may be subject to issuance to the Stockholders, in accordance with Section 1.2(b) of the Purchase Agreement.

         The undersigned persons who have executed this letter agreement (individually and collectively, the "Undersigned") are holders of shares of Common Stock of the Purchaser and part of senior management of the Purchaser. You are hereinafter collectively referred to as the "Participating Stockholders."

         It is expressly understood and agreed that the provisions of this letter agreement shall be applicable only in the event and to the extent of the aggregate number of Purchaser's Shares and Performance Shares which have vested to the Participating Stockholders under Section 1.2(a) and Section 1.2(b) of the Purchase Agreement, and are subject to issuance and delivery by the Purchaser to the Participating Stockholders (the "Vested Stock").

         1. Tag-Along Rights. If any of the Undersigned at any time propose to privately sell or transfer to any person, firm or corporation not an Affiliate of the Undersigned (a "Transfer") any shares of Purchaser Common Stock, in each case in any single transaction or series of related transactions, the Undersigned shall refrain from effecting such Transfer unless, prior to the consummation thereof, each Participating Stockholder shall have been afforded the opportunity to join in such Transfer on a pro rata basis, with the Undersigned.

         In such connection, the Undersigned shall cause the Person or group that proposes to acquire such Purchaser Common Stock (the "Proposed Buyer") to offer (the "Purchase Offer") in writing to each other Participating Stockholder (each, a "Tag-Along Offeree") to purchase Vested Stock owned by such Tag-Along Offeree, such that the sum of the amount of Vested Stock so offered to be purchased from such Tag-Along Offeree shall be equal to the product obtained by multiplying the aggregate amount of Purchaser Common Stock purchased by the Proposed Buyer from the Undersigned by a fraction, the numerator of which is the number of shares of Vested Stock then owned by such Tag-Along Offeree, and the denominator of which is the sum of (i) the aggregate number of shares of Vested Stock then owned by all Tag-Along Offerees and (ii) the aggregate number of shares of Purchaser Common Stock then owned by all of the Undersigned effecting such Transfer.

         Such purchase shall be made at the price per share and on such other terms and conditions as the Proposed Buyer has offered to purchase each type, class or series of Purchaser Common Stock to be sold by the Undersigned, each Tag-Along Offeree shall have 10 calendar days from the date of receipt of the Purchase Offer in which to accept such Purchase Offer, and the closing of such purchase shall occur at the same time as the Closing of the Sale.

         The amount of Purchaser Common Stock of each type, class or series to be sold to the Proposed Buyer by the Undersigned shall be reduced by the aggregate amount of Vested Stock purchased by the Proposed Buyer from the Tag-Along Offerees pursuant to the acceptance by them of Purchase Offers in accordance with the provisions of this Section 1.

         2.       Right to Compel Sale.

         If the Undersigned and their respective Affiliates propose to make a Transfer of 100% of their remaining Purchaser Common Stock at any time when the aggregate amount of Purchaser Common Stock proposed to be Transferred to a Person that is neither an Affiliate of the Undersigned, in a transaction (including Vested Stock owned by Participating Stockholders) which constitutes at least 50% of the Purchaser's outstanding Common Stock, whether by direct sale, merger, consolidation or like combination (any such Transfer, a "Compelled Sale"), then the Undersigned shall have the right, exercisable as set forth below, to require all of the Participating Stockholders Vested Stock then owned by such Participating Stockholders to be Transferred in such Compelled Sale the proposed transferee (the "Acquiror") for the same consideration per share as is being paid to the Undersigned, and otherwise on the same terms as are applicable to the Undersigned.

         In connection with any such Compelled Sale, it is expressly understood and agreed that:

            (a) all of the Purchaser's Shares and Performance Shares shall become Vested Stock under the terms of the Purchase Agreement;

            (b) the Participating Stockholders shall not be required to make any representations or warranties except those relating to (i) their own due organization and execution and delivery of the relevant agreement, (ii) the enforceability of the relevant agreement against them and absence of conflicts with agreements and laws applicable to them and (iii) their ownership of Vested Stock being sold by them,

            (c) the Participating Stockholders shall not be required to provide any post-closing indemnities except as provided in clause (c) below, and

            (d) in the event that a portion of the purchase price is placed in escrow to support (i) purchase price adjustment obligations, (ii) post-closing indemnification for breaches of representations or warranties relating to the Purchaser and its subsidiaries and/or (iii) post-closing indemnification for liabilities of the Purchaser and its subsidiaries, the Participating Stockholders will have a pro rata portion of their purchase price placed in such escrow to be utilized to pay any such indemnification obligations.

         The terms and conditions other than the consideration to be received by the Participating Stockholders for Vested Stock sold in a Compelled Sale shall be as set forth in the applicable purchase agreement between the Undersigned or the Purchaser and the Acquiror.

         Please confirm your agreement with the foregoing, by executing this agreement in the space provided below.



                                            Very truly yours,

                                   EXHIBIT B

                         REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of January ___, 2002, by and among Commercial Consolidators Corp., a company incorporated under the laws of Alberta, Canada, with headquarters located at 5255 Yonge Street, Suite 1010, Toronto, Ontario, M2N 6P4 Canada (the "Corporation"); Steven Javidzad ("Steven Javidzad"), an individual residing at 1010 Roscomare Road, Bel Air, CA 90077; Shawn Javidzad ("Shawn Javidzad"), an individual residing at 1135 Carolyn Way, Beverly Hills, CA 90210; Jeff Javidzad ("Jeff Javidzad"), an individual residing at 536 Hilgard Avenue, Los Angeles, CA 90024; Bobby Melamed ("Bobby Melamed"), an individual residing at 264 Bentley Circle, Bel Air CA 90049; Baze Melamed ("Baze Melamed"), an individual residing at 10627 Ashton Avenue, No. 301, Los Angeles, CA 90024; the individuals and entities identified on Appendix 1 attached hereto (the "Other Stockholders"). Steven Javidzad, Shawn Javidzad, Jeff Javidzad, Bobby Melamed, Baze Melamed and the Other Stockholders are individually hereinafter sometimes referred to as the "Stockholder" and collectively as the "Stockholders."

                                    RECITALS

         A. The Stockholders have sold 100% of the capital stock of American Way Importing, Inc. to the Corporation pursuant to that certain stock purchase agreement by and among the Corporation, the Stockholders and American Way Importing, Inc. dated even herewith (the "Purchase Agreement").

         B. Tthe Corporation has agreed to issue 392,157 of its common shares (the "Purchase Shares") in accordance with Section 1.2(a) of the Purchase Agreement.

         B. Subject to the satisfaction of certain criteria described in
Section 1.2(b) of the Purchase Agreement, the Corporation has agreed to issue to the Stockholders, in either the 2002 or the 2003 fiscal year ending February 29, 2004, shares of its common stock, without par value, (the "Performance Shares"), all pursuant to the Purchase Agreement.

         C. The terms of the Purchase Agreement provide for piggy-back registration rights to be granted to the Stockholders for the Shares as and to the extent that the same shall be issued pursuant to the Purchase Agreement.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant and agree as follows:

         1. Piggyback Registrations.

            (a) Right to Piggyback. Whenever the Corporation proposes to register any of its securities for its own account under the Securities Act of 1933, as amended (the "Securities Act") (other than pursuant to a registration on Form S-4, Form F-4, Form S-8, any successor form, any similar form for use by foreign private issuers or any other form that does not permit secondary sales) and the registration form to be used may be used for the registration of Registrable Securities (as hereinafter defined) (a "Piggyback Registration"), the Corporation shall give prompt written notice at least twenty (20) days prior to the filing of the registration statement to all holders of Registrable Securities (the "Holders") of its intention to effect such a registration and shall include in such registration all Registrable Securities with respect to which the Corporation has received written requests for inclusion therein within ten (10) days after the receipt by the Holders of Corporation's notice.

            (b) Priority on Registrations. If a Piggyback Registration is an underwritten registration on behalf of the Corporation, and the managing underwriters advise the Corporation that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Corporation, then the Corporation shall have the right to exclude from such registration the number of Registrable Securities that it would otherwise be required to register pursuant to Section 1(a) above as is necessary to reduce the total amount of securities to be so registered to the maximum amount of securities which can be so marketed. In case of an exclusion as to a portion of the Registrable Securities, such portion to be excluded shall be allocated among all Holders, excluding any securities to be registered in such underwritten offering on behalf of the Corporation itself, in proportion to the respective number of Registrable Securities and other securities requested to be registered by each such Holder. If a Holder proposes to distribute his Shares through such underwriting, he shall (together with the Corporation and other stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Corporation. Notwithstanding the foregoing, in connection with a registered and underwritten public offering of the Corporation's securities, to the extent that the Shares of a Holder are included therein, such Holder shall also enter into such agreements regarding the timing of the sale of the Shares by Subscriber (i.e., lock-up agreement), as may be required by the underwriter.

            (c) Registrable Securities. The term "Registrable Securities" means
(i) any and all Shares actually issued to the Stockholders pursuant to the Purchase Agreement upon satisfaction of the conditions specified in Section 1.2(d) and Section 1.2(e), and (ii) any other common stock of the Corporation issued or issuable with respect to the securities referred to in clause (i) and actually delivered to the Stockholders in accordance with the Escrow Agreement by way of a stock dividend or stock split or in connection with an exchange or combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities (i) if and to the extent that they shall have been redelivered to the Corporation for cancellation pursuant to the terms of the Purchase Agreement and the Escrow Agreement, or (ii) when they have been distributed to the public pursuant to an offering registered under the Securities Act or (iii) when they have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force).

         2. Holdback Agreement. Each Holder shall not effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Corporation, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and the 180-day period beginning on the effective date of any underwritten registration if Registrable Securities are included (except as part of such underwritten registration), unless the underwriters managing the registration otherwise agree.

         3. Registration Procedures. Whenever the Holders have requested that any Registrable Securities be registered pursuant to this Agreement, the Corporation shall use reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Corporation shall use its reasonable efforts to:

            (a) prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement with respect to such Registrable Securities and cause such registration statement to become effective;

            (b) notify each Holder of the effectiveness of each registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than sixty (60) days, if applicable, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

            (c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

            (d) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Corporation shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

            (e) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Corporation are then listed; and

            (f) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement.

         4. Registration Expenses.

            (a) Payment of Registration Expenses by the Corporation. All expenses incurred in any registration of a Holder's Registrable Securities under this Agreement shall be paid by the Corporation, including, without limitation, printing expenses, fees and disbursements of counsel for the Corporation, expenses of any audits to which the Corporation shall agree or that shall be necessary to comply with governmental requirements in connection with any such registration, all registration and filing fees for the Holders' Registrable Securities under federal and state securities laws, and expenses of complying with the securities or blue sky laws of any jurisdictions; provided, however, the Corporation shall not be liable for (a) any discounts or commissions to any underwriter; (b) any stock transfer taxes incurred with respect to Registrable Securities sold in any offering or (c) the fees and expenses of counsel for any Holder, provided that the Corporation will pay the costs and expenses of the Corporation's counsel when the Corporation's counsel is representing any or all selling security holders.

            (b) Payment of Registration Expenses by Holders of Registrable Securities. To the extent Section 4(a) does not expressly require the Corporation to pay any expenses incurred, then each Holder of Registrable Securities included in any registration hereunder shall pay its proportionate share of such expenses based upon the ratio of the aggregate selling price of each Holder's Registrable Securities included therein to the aggregate selling price of all Registrable Securities to be so registered. Furthermore, each Holder shall be responsible for all fees and disbursements of counsel and any other persons retained by Holder.

         5. Indemnification.

            (a) Indemnification by the Corporation. The Corporation agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Corporation by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement, prospectus or preliminary prospectus or any amendments or supplements thereto after the Corporation has furnished such Holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Corporation shall indemnify such underwriters, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

            (b) Indemnification by the Holders of Registrable Securities. In connection with any registration statement in which a holder of Registrable Securities is participating, each such Holder shall furnish to the Corporation in writing such information and affidavits as the Corporation reasonably requests for use in connection with any such registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto and, to the extent permitted by law, shall indemnify the Corporation, its directors and officers and each person who controls the Corporation (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder. The obligation to indemnify shall be joint and several for each Holder.

            (c) Procedure for Indemnification. Any person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person's right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. If for any reason the indemnification provided for in the preceding subsections (a) and (b) above is unavailable to an indemnified party as contemplated thereby, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of fraudulent misrepresentation.

         6. Participation in Underwritten Registrations. No Stockholder may participate in any registration hereunder unless such Stockholder:

            (a) in the case of a registration which is underwritten, agrees to sell such Stockholder's securities on the basis provided in the applicable underwriting arrangement;

            (b) as expeditiously as possible, notifies the Corporation, at any time when a prospectus relating to such Stockholder's Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which such prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading;

            (c) complies with all reasonable requests made by the Corporation or its counsel with respect to the registration of such Stockholder's Registrable Securities, including, without limitation, providing access to all relevant books and records; and

            (d) completes, executes and delivers all questionnaires, powers of attorney, indemnities, underwriting agreements and other usual and customary documents necessary or appropriate with respect to the offering of such Stockholder's Registrable Securities, and in the case of a registration which is underwritten, necessary or appropriate under the terms of such underwriting arrangements (subject to the provision in Section 6(a) above).

         7. Miscellaneous.

            (a) Notices. Any notice, demand, request, offer, consent, approval or communications (collectively, a "Notice") to be provided under this Agreement shall be in writing and sent by one of the following methods: (i) postage prepaid, United States certified or registered mail with a return receipt requested, addressed to the Corporation or the Stockholders, as appropriate, at the addresses set forth below; (ii) overnight delivery with a nationally recognized and reputable air courier (with electronic tracking requested) addressed to the Corporation or the Stockholders, as appropriate, at the addresses set forth below; (iii) personal delivery to the Corporation or the Stockholders, as appropriate, at the addresses set forth below; or (iv) by confirmed facsimile or telecopier transmission to the Corporation or the Stockholders, as appropriate, at the facsimile numbers set forth below and in such case of facsimile transmission, a copy must also be contemporaneously sent by one of the methods described in the preceding clause (i), (ii) or (iii) of this Section (it being understood and agreed, however, that such Notice shall be deemed received upon receipt of electronic transmission). Any such Notice shall be deemed given upon receipt thereof, or, in case of any Notice sent pursuant to clause (i), (ii) or (iii) above, the refusal thereof by the intended receipt. Notwithstanding the foregoing, in the event any Notice is sent by overnight delivery or personal delivery and it is received (or delivery is attempted) during non-business hours (i.e., other than during 8:30 a.m. to 5:30 p.m. [EST/EDT] Monday through Friday, excluding holidays), then such Notice shall not be deemed to have been received until the next business day. Either party may designate a different address for receiving Notices hereunder by notice to the other party in accordance with the provisions of this Section. Further notwithstanding the foregoing, if any Notice is sent by either party hereto to the other and such Notice has not been sent in compliance with this Section but has in fact actually been received by the other party, then such Notice shall be deemed to have been duly given by the sending party and received by the recipient party effective as of such date of actual receipt.

         If to the Stockholders:


                  ----------------------------------

                  ----------------------------------

                  ----------------------------------
                  Attention:   Steve Javidzad, Shawn Javidzad, Jeff Javidzad,
                               Bobby Melamed and Beza Melamed
                  Facsimile: (___)

         With copy to:

                  Russ, August, Kabat & Kent
                  12424 Wilshire Boulevard, Suite 1200
                  Los Angeles, California 90025
                  Attention:  Larry C. Russ, Esq.
                  Facsimile:  (310) 826-6991

         And

                  Weintraub Dillon PC
                  12520 High Bluff Drive,  Suite 260
                  San Diego, California 92130
                  Attention:  Richard A. Weintraub, Esq.
                  Facsimile:  (858) 259-2868

         If to the Corporation:

                  Commercial Consolidators Corp.
                  5255 Yonge Street, Suite 1010
                  Toronto, Ontario M2N 6P4
                  Canada
                  Attention:  Guy Jarvis
                  Facsimile: (416) 512-8229

         With copy to:

                  Greenberg Traurig, LLP
                  200 Park Avenue,
                  New York, New York 10166
                  Attention: Stephen A. Weiss, Esq.
                  Facsimile: (212) 801-6400

                  Notwithstanding anything in this Section to the contrary, any Notice delivered in accordance herewith to the last designated address of any person or party to which a Notice may be or is required to be delivered pursuant to this Agreement shall not be deemed ineffective if actual delivery cannot be made due to a change of address of the person or party to which the Notice is directed or the failure or refusal of such person or party to accept delivery of the Notice.

            (b) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto. The exhibits and schedules constitute a part hereof as though set forth in full above. This Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

            (c) Expenses. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.

            (d) Attorneys' Fees. Notwithstanding the foregoing, in the event either party employs an attorney or brings an action against the other arising out of the terms of this Agreement, the prevailing party (whether such prevailing party has been awarded a money judgment or not) shall receive from the other party (and the other party shall be obligated to pay) the prevailing party's reasonable legal fees and expenses (including the fees and expenses of experts and Para-professionals), whether such fees and expenses are incurred before, during or after any trial, re-trial, re-hearing, mediation or arbitration, administrative proceedings, appeals or bankruptcy or insolvency proceedings, and irrespective of whether the prevailing party would have been entitled to such fees and expenses under applicable law in the absence of this Section. Without limiting the generality of the foregoing, the term "Expenses" shall include expert witness fees, bonds, filing fees, administrative fees, transcriptions, depositions or proceedings, costs of discovery and travel costs. The term "Prevailing Party" as used in this Section shall mean that party whose positions substantially prevail in such action or proceeding, and any action or proceeding brought by either party against the other as contemplated in this Section may include a plea or request for judicial determination of the "Prevailing Party" within the meaning of this Section. In the event neither party substantially prevails in its positions in such action or proceeding, the court may rule that neither party has so substantially prevailed, in which event each party shall be responsible for its own fees and expenses in connection therewith. In addition, the fees and expenses for the services of "in-house" counsel (if any) shall be included within the prevailing party's fees and expenses as fully as if such in-house legal services were provided by an "outside" attorney or law firm as contemplated within this Section, irrespective of whether "outside" legal services are obtained in connection with such matter. The fees and expenses on the part of in-house counsel as aforesaid shall be determined based upon the prevailing hourly rates, fees and expenses for an attorney(s) of comparable experience in the New York, New York area.

            (e) Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other except as may be specifically limited herein.

            (f) Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. The rights and obligations of this Agreement may not be assigned by either party without the prior written consent of the other parties hereto, which may be granted or withheld in their sole and absolute discretion.

            (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

            (h) Rules of Interpretation. Except as otherwise expressly provided in this Agreement, the following rules shall apply hereto: (i) the singular includes the plural and plural includes the singular; (ii) "or" is not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes any permitted supplements and amendments; (iv) a reference in this Agreement to a section or exhibit is a reference to a section or exhibit within or attached to this Agreement unless otherwise expressly provided; (v) a reference to a section or paragraph in this Agreement shall, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said section or paragraph; (vi) words such as "hereunder", "hereto", "hereof", and "herein", and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause hereof; (vii) the headings of the articles or sections and the ordering or position thereof are for convenience only and shall not in any way be deemed to affect the meaning of this Agreement; (viii) a reference in this Agreement to a "person" or "party" (whether in the singular or the plural) shall (unless otherwise indicated herein) include both natural persons and unnatural persons (including, but not limited to, corporations, partnerships, limited liability companies or partnerships, trusts, etc.); (ix) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP; (x) any reference in this Agreement to a "Business Day" shall include each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in New York, New York are closed; and (xi) the recitals set forth on Page 1 of this Agreement are true and correct and form a part of this Agreement.

            (i) Construction. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement and that this Agreement has been fully reviewed and negotiated by the parties and their respective counsel. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

            (j) Governing Law and Waiver of Jury Trial. THIS AGREEMENT IS MADE IN AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, AND ANY LEGAL ACTION RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE RESOLVED ONLY IN FEDERAL OR STATE COURT LOCATED IN LOS ANGELES COUNTY, IN THE STATE OF CALIFORNIA. THE PARTIES HERETO EXPRESSLY WAIVE ANY CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. THE PARTIES HERETO EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY REGARDING ALL MATTERS OR DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEPT IN THE CASE OF FRAUD OR OTHER INTENTIONAL ACTIONS.

            (k) Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under applicable present or future laws effective during the term of this Agreement, the remainder of this Agreement shall not be affected. In lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable. In the event any clause or provision of this Agreement is illegal, invalid or unenforceable as aforesaid and the effect of such illegality, invalidity or unenforceability is that either party no longer has the substantial benefit of its bargain under this Agreement and a clause or provision as nearly identical as may be possible cannot be added, then, in such event, such party may in its discretion cancel and terminate this Agreement provided such party exercises such right within a reasonable time after such occurrence.

            (l) Arm's Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

            (m) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

            (n) Termination of Agreement. All rights granted hereunder will expire and this Agreement will be terminated five (5) years from the date hereof or earlier, if the Registrable Securities originally issued by Corporation to the Stockholders pursuant to the Purchase Agreement have been sold to the public (either in an offering registered under the Securities Act or pursuant to Rule 144 promulgated under the Securities Act).

            (o) Cooperation with Corporation. The Holder will cooperate with the Corporation in all respects in connection with this Agreement, including, timely supplying all information reasonably requested by the Corporation and executing and returning all documents reasonably requested in connection with the registration and sale of the Registrable Securities.

            IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.


                                         PURCHASER:

                                         COMMERCIAL CONSOLIDATORS CORP.

                                         By:
                                               ---------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                               ---------------------------------


                                         THE ACQUIRED CORPORATION

                                         AMERICAN WAY IMPORTING, INC.

                                         By:
                                               ---------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                               ---------------------------------


                                         THE STOCKHOLDERS:

                                         STEVEN JAVIDZAD

                                         By:
                                             -----------------------------------
                                                  Steven Javidzad


                                         SHAWN JAVIDZAD

                                         By:
                                             -----------------------------------
                                                  Shawn Javidzad


                                         BOBBY MELAMED

                                         By:
                                             -----------------------------------
                                                  Bobby Melamed


                                         JEFFREY JAVIDZAD

                                         By:
                                             -----------------------------------
                                                  Jeffrey Javidzad


                                         BEZA MELAMED

                                         By:
                                             -----------------------------------
                                                  Bela Melamed

                                                                     Appendix 1



                              Other Stockholders
                              ------------------

                                                                       EXHIBIT C

                              CONSULTING AGREEMENT


         This CONSULTING AGREEMENT ("Agreement") made as of the__ day of _______, 2002 (the "Effective Date"), by and between AMERICAN WAY IMPORTING, INC., a California corporation ("AWI"), on the one hand, and PENTAGON HOLDINGS CORP., a California corporation ("Consultant"), on the other hand.

                                    RECITALS:

         A. As at the Effective Date, the stockholders of AWI (the "Stockholders") have sold 100% of the shares of capital stock of AWI to Commercial Consolidators Corp., an Alberta, Canada corporation ("CCZ"), pursuant to the terms of a stock purchase agreement, dated January 20, 2002 (the "Stock Purchase Agreement"). Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the same meaning as is defined in the Stock Purchase Agreement.

         B. The Consultant's principal stockholder Steven Javidzad is a former principal stockholder of AWI and its familiar with the business engaged in by AWI.

         B. AWI desires to engage Consultant to provide consulting and advisory services to AWI, and Consultant desires to become so engaged.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter stated, Consultant and AWI agree as follows:

         1. Term of Agreement. Unless sooner terminated, as provided herein, AWI agrees to and hereby does engage Consultant, and Consultant hereby agrees to provide Consulting Services (defined below) to AWI, all upon the terms and subject to the conditions hereinafter set forth, for the period commencing on the Effective Date and continuing until February 29, 2005 (the "Consulting Period").

     2. Duties of Consultant.

         (a) During the Consulting Period, Consultant shall consult with and advise AWI with respect to matters relating to the Business and, in such connection, Steven Javidzad shall act on behalf of the Consultant in the same manner as would a Chief Executive Officer and President (the "Consulting Services"). Such Consulting Services shall include, but not be limited by, advice and consultation with respect to (i) strategic planning and management;
(ii) purchasing of cellular telephones, pagers and other products, (iii) sales and marketing, (iv) personnel, (v) systems development and implementation, (vi) analyzing potential acquisitions, (vii) assisting in due diligence, and (viii) new products and technology. During the Consulting Period, Consultant shall provide Steven Javidzad to render all services on behalf of Consultant hereunder, unless otherwise approved by the officers of AWI. During the Consulting Period, the Consultant shall cause Steven Javidzad to devote not less than seventy-five (75%) percent of his business and professional time to providing the Consulting Services on behalf of AWI. AWI shall provide Consultant with reasonable advance notice as to when Consulting Services are to be provided.

     3. Compensation.

         3.1 Consulting Fee. As payment for the Consulting Services rendered by Consultant during the Consulting Period, AWI agrees to pay Consultant, a fee (the "Consulting Fee") at the annual rate of (i) TwoHundred and Fifty Thousand Dollars ($250,000) for the period from the Effective Date of this Agreement through February 29, 2004. Such annual Consulting Fee may be increased during the term of this Agreement at the sole discretion of the Board of Directors of AWI and the Purchaser.

         3.1.1 Installments. The annual Consulting Fee specified in Section 3.1 above shall be paid in equal monthly installments of $20,833.33 each from the Effective Date through February 29, 2004. The monthly Consulting Fee is payable in advance on the first day of each month. The first monthly payment for the month of ______ 2002 is being made concurrently herewith.

         3.1.2 Car Allowance and Certain Fringe Benefits. The Consultant or Steven Javidzad shall be entitled to a $25,000 annual car allowance and the right to participate in the AWI medical and other benefit plans for senior executives, in the same manner as other senior executive officers of subsidiaries of the Purchaser.

         3.1.3 No Other Payments. In no event shall AWI be obligated to pay Consultant any amounts other than as specifically set forth in this Agreement.

         3.1.4 Termination. This Agreement may be terminated by AWI "for cause" upon the occurrence of and during the continuation of any Event of Default as specified in Section 4 below. In addition to such right to terminate this Agreement pursuant to Section 4, AWI may terminate this Agreement for any reason following February 28, 2004 upon 60 days' prior written notice to the Consultant; provided, however, that in the event of termination of this Agreement by AWI for any reason, other than as a result of an Event of Default specified in Section 4 below, AWI shall thereafter pay to the Consultant its annual Consulting Fees, payable monthly, for the remaining term of this Agreement.

         3.2 Expenses. AWI shall promptly reimburse Consultant for Consultant's reasonable out-of-pocket expenses, including but not limited to, travel expenses, hotel and telephone, incurred in connection with the Consulting Services, following Consultant's presentation of written receipts or vouchers for the expenses incurred to AWI; provided, however, Consultant shall not be (a) permitted to incur any expenses on AWI's behalf without the prior written authorization of AWI, and (b) entitled to reimbursement by AWI for any expenses incurred which were previously not authorized in writing by AWI.

         3.3 Prepayment. AWI shall have the right to prepay any Consulting Fee or portion thereof at any time during the Consulting Period.

     4. Events of Default. Regardless of the terms of any other terms or provisions of this Agreement, if any of the following conditions or events shall occur and be continuing (each individually an "Event of Default" and collectively, the "Events of Default"), AWI may by thirty (30) days written notice to Consultant, terminate this Agreement without any further liability or obligation to Consultant or Steven Javidzad (other than the payment of all accrued Consulting Fees through and including the date of termination):

         4.1 the Consultant or Steven Javidzad shall breach any provision hereof;

         4.2 Steven Javidzad shall no longer be the principal shareholder, President and Chief Executive Officer of Consultant;

         4.3 Steven Javidzad shall no longer be a full-time employee of Consultant, whether as a result of death, resignation, disability, or otherwise;

         4.4 Steven Javidzad shall, for any reason, fail to faithfully and to the best of his ability devote not less than seventy-five (75%) of his continuous business and professional time to the Business of AWI, whether as an employee of the Consultant or otherwise;

         4.5 the Consultant or Steven Javidzad shall breach any of the terms and conditions of the Non-Competition Agreement or any other material covenant and agreement on the part of Steven Javidzad to be performed following the Closing Date under the Stock Purchase Agreement;

         4.6 the Consultant and/or Steven Javidzad shall engage in any action or conduct, or any act of omission, as shall constitute, with respect to AWI or the Purchaser, fraud, self-dealing, breach of fiduciary duty, misappropriation of corporate opportunity or property, gross negligence or malfeasance in the performance of the Consulting Services;

         4.7 the Consultant and/or Steven Javidzad shall be convicted of a felony or shall wilfully engage in conduct which is demonstrably and materially injurious to AWI;

         4.8 AWI shall fail, for the two (2) consecutive Measuring Fiscal Periods ending February 28, 2004 to have achieved, on a cumulative basis, at least seventy (70%) percent of the accumulated Budgeted Pre-Tax Income for such two (2) consecutive Measuring Fiscal Periods; or

         4.9 the Consultant and/or Steven Javidzad shall fail or refuse, after request to do so, to follow the reasonable directions of the Board of Directors of AWI; or

         The Company shall give prompt notice to the Consultant if it believes an Event of Default hereunder shall exist, and the Consultant shall have a reasonable period of time but in no event more than 10 days (during which time the Consultant's Consulting Services can be suspended) to respond to and cure any such Event of Default, if and to the extent curable. Termination of this Agreement shall be warranted only if the Board of Directors of AWI has determined, in good faith, that an Event of Default has occurred and is continuing after having afforded the Consultant an opportunity to respond to or cure such Event of Default, as set forth above.

     5. Return of Documents. Consultant shall, upon termination of the Consulting Period for any reason whatsoever, return to AWI all records, papers, documents, and copies thereof, pertaining to transactions or information handled by Consultant while associated with AWI and relating to the Business, and all other property belonging to AWI. Consultant acknowledges that all such material to be returned, as set forth above, is the property of AWI and it has no ownership interest therein. Without limiting any other provision of this Agreement, in particular, the obligations under this Section 5 shall survive the termination of this Agreement.

     6. Confidentiality. Consultant acknowledges that it now has and as a result of its Consulting Services may hereafter obtain knowledge of technology, know-how, production and marketing practices, raw materials sources, commercial and financial data and other information of a confidential or proprietary nature which is or may become the property of AWI and which concerns or pertains to the Business. Consultant agrees that, during the Consulting Period, and for one year thereafter, it will keep secret from every person all such confidential and proprietary information and will neither disclose any such information to any other person nor itself make any use thereof without AWI's prior written consent. AWI's consent is not required with respect to any such information now or hereafter in the public domain through no act or failure to act of Consultant, or any such information available to Consultant from third parties under no obligation to AWI to maintain the confidentiality thereof. Consultant's obligations under this Section 5 shall not in any way limit any obligations which Consultant may otherwise have to AWI pursuant to any other Agreements which Consultant may have entered into (or enter into in the future) with AWI.

     7. Damage from Violations of Covenants. Consultant acknowledges and agrees that a violation on its part of any covenant contained in the preceding Section 6 will cause irreparable damage to AWI, the amount of which will be impossible to estimate or determine. Therefore, Consultant further agrees that AWI shall be entitled, in addition to all of its other remedies at law and in equity, to injunctive or other equitable relief, restraining any violation of any such covenant or covenants by Consultant, its members, partners, agents or affiliates, or any of them.

     8. Consultant as an Independent Contractor. In performing this Agreement, Consultant shall be and act as an independent contractor in all respects, and shall not, for any purpose, be or act as an agent or employee of AWI or any of its affiliates, successors or assigns. Consultant shall not be eligible to participate in any benefits or privileges given or extended by AWI or any of its subsidiaries or affiliates, successors or assigns, to their respective employees. It is further agreed by the parties that the payments to be made by AWI to Consultant are not for services as an employee and that AWI shall not make any deductions from the fees to be paid to Consultant, including but not limited to, social security, income tax withholding, unemployment insurance and other such deductions.

     9. Assignment. AWI may assign all or any portion of its rights under this Agreement. However, Consultant's services are personal in nature and Consultant shall not, without the written consent of AWI (which consent may be withheld in AWI's sole and absolute discretion), assign or transfer this Agreement or any of its rights or obligations hereunder, whether in whole, in part, expressly or implied, by operation of law, or otherwise, and any such attempted or purported assignment shall be of no legal or equitable force or effect.

     10. Miscellaneous.

         10.1 Notice. Any notice to be given to Consultant hereunder shall be sent by registered mail, addressed to Consultant c/o Pentagon Holdings Corp., _____________________, Los Angeles, CA _______, attention: Steven Javidzad. Any notice to be given to AWI hereunder shall be sent by registered mail, addressed 2000 Cotner Avenue, Los Angeles, CA 90025, Attention: President. Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. No notice given hereunder shall be deemed to have been given until actually received by the party to whom it is addressed, provided that a return receipt evidencing a registered mailing shall be conclusive evidence of the receipt of such notice.

         10.2 Attorneys' Fees. If any of the parties to this Agreement initiates an action for the interpretation or enforcement of the terms and provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

         10.3 Successors and Assigns. Subject to the provisions of Section 9, above, this Agreement is binding upon and shall inure to the benefit of the parties hereto, their heirs, legatees, devisees, personal representatives, assigns and successors in interest of every kind and nature whatsoever.

         10.4 Entire Agreement. This Agreement embodies the entire Agreement and understanding between AWI and Consultant and supersedes any and all negotiations, prior discussions and all prior agreements entered or taken relating to the subject matter hereof.

         10.5 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

         10.6 Recitals. The parties hereto acknowledge and agree that the recitals set forth herein are true and correct and are hereby incorporated herein by this reference.

         10.7 Arbitration. Any controversy or claim arising out of this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, located in Los Angeles, California. The award rendered in such arbitration shall be final and a judgment upon the award may be entered in any court having jurisdiction thereof.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

                             AWI:
                             AMERICAN WAY IMPORTING, INC.,
                             a California corporation


                             By:     ___________________________________
                                     Name:    _____________________________
                                     Title:   _____________________________


                             CONSULTANT:

                             PENTAGON HOLDINGS CORP.


                             By:     __________________________________
                                     Name:    Steven Javidzad,
                                     Title:   President

                                    EXHIBIT D

                  NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

         AGREEMENT (this "Agreement"), made and entered into as of the ___ day of _________, 2002, by and between COMMERCIAL CONSOLIDATORS CORP., a corporation organized under the laws of Alberta, Canada ("Purchaser "); AMERICAN WAY IMPORTING, INC., a California corporation (the "Company"); and those individuals who have executed this Agreement on the signature page under the designation "Stockholders" (individually, a "Stockholder" and collectively, the "Stockholders");

                              W I T N E S S E T H :

         WHEREAS, Purchaser has agreed to acquire from the Stockholders 100% of the shares of capital stock of the Company pursuant to the terms of a stock purchase agreement dated January __, 2002 (the "Purchase Agreement") among Purchaser, the Company, and the Stockholders; and

         WHEREAS, by reason of their prior ownership of the capital stock of the Company and employment in the Company, each of the Stockholders has detailed knowledge and possesses confidential information concerning the Company and the business and operations thereof, and

         WHEREAS, on the date hereof, the Company, (i) an Affiliate of Steven Javidzad, one of the Stockholders, is entering into separate consulting agreement (the "Consulting Agreement") pursuant to which such Stockholders Affiliate will provide consulting services to the Company, and (ii) certain of the other Stockholders will continue to be employed by the Company, and in connection with which such Stockholders will continue to have access to confidential and proprietary information relating to the business of the Company; and

         WHEREAS, in order to induce Purchaser to consummate the transactions contemplated by the Purchase Agreement, and to induce Purchaser to cause the Company to enter into the Consulting Agreement and to continue to employ certain of the other Stockholders, each of the Stockholders has agreed, and Purchaser has required the Stockholders, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

     1. Restrictive Covenants.

         (a) Each of the Stockholders do hereby acknowledge and agree that: (i) the business contacts, customers, suppliers, technology, know-how, trade secrets, marketing techniques and other aspects of the Company have been of substantial value to the Company, and will hereafter provide Purchaser with substantial competitive advantage, (ii) such elements and aspects of the Business are not generally known to the public or available through any source other than the Stockholders, and reasonable efforts have been made to maintain the confidentiality thereof to the date hereof, (iii) they have detailed knowledge of and possesses confidential information concerning the Company, and
(iv) by reason of their duties and responsibilities pursuant to the Consulting Agreement and their continued employment with the Company, they will become privy to confidential and proprietary information of the Company.

         (b) Each of the Stockholders do hereby agree, for the benefit of Purchaser, the Company and their respective subsidiaries, successors and assigns, that neither he nor she shall, directly or indirectly, for himself or herself or through or on behalf of any other person or entity:

         (i) at any time from and after the date hereof, divulge, transmit or otherwise disclose or cause to be divulged, transmitted or otherwise disclosed, any business contacts, client or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of or relating to the Company or its subsidiaries of whatever nature (provided, however, that for purposes hereof, information shall not be considered to be confidential or proprietary if (A) it is a matter of common knowledge or public record, (B) it is generally known throughout the industry, or (C) such Stockholder can demonstrate that such information was already known to the recipient thereof other than by reason of any breach of any obligation under this Agreement or any other confidentiality or nondisclosure agreement); and/or

         (ii) at any time from the date hereof through and including February 28, 2006, invest, carry on, engage or become involved, either as an owner, principal, agent, advisor, stockholder (excluding passive ownership of not more than 1% of the outstanding shares of a publicly held corporation if such ownership does not involve managerial or operational involvement or activity), manager, partner, joint venturer, participant or consultant, in any business enterprise (other than Purchaser, the Company and their subsidiaries, successors or assigns) which derives 10% or more of their consolidated revenues from the business of purchasing, marketing, distributing and selling cellular telephones, pagers and other telecommunications devices (the "Business").

         (iii) Notwithstanding the foregoing provisions of paragraph 1(b)(ii), it shall not be a violation of paragraph 1(b)(ii) for any of the Stockholders to own an equity interest in Wireless Lines Corporation or Platinum Wireless Corporation , both Affiliates of the Stockholders (collectively, "Wireless Lines"), if and for so long as Wireless Lines or any subsidiary or Affiliate of such corporations shall not: (A) sell any products, on a wholesale basis, which are carried and sold by the Company on the Closing Date, other than not more than 5,000 cellular phones per year which may be sold on a bulk basis by Wireless Lines; or (B) otherwise engage in direct competition with the Business now or hereafter conducted by the Company.

         (c) Unless otherwise separately defined in this Agreement, when used herein, all capitalized terms shall have the same meaning as is defined in the Purchase Agreement.

         2. Remedies. The parties hereby acknowledge and agree that any breach by any of the Stockholders or any of their respective Affiliates, directly or indirectly, of any of the foregoing restrictive covenants will cause Purchaser and the Company irreparable injury for which there is no adequate remedy at law. Accordingly, the Stockholders do hereby expressly agree that, in the event that any of the Stockholders or any of their respective Affiliates shall commit any such breach or any threatened breach hereunder, directly or indirectly, Purchaser and/or the Company shall be entitled, in addition to any and all other remedies available at law, to seek and obtain, without requirement of posting any bond or other security, injunctive and/or other equitable relief to require specific performance of or prevent, restrain and/or enjoin the breaching party or parties under the provisions of this Agreement.

         3. Expenses. In the event of any dispute under or arising out of this Agreement, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party, in addition to any damages and/or other relief that may be awarded, its reasonable costs and expenses (including reasonable attorneys' fees) incurred in connection with prosecuting or defending the subject dispute.

         4. Benefits and Obligations. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Purchaser and/or the Company and their respective affiliates, successors and assigns, and the Stockholders and their respective affiliates, successors and assigns; provided, however , that neither Russell's nor Speciale's obligations contained herein may not be delegated or assigned.

         5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America.

         6. Resolution of Certain Disputes. Except for any claim or proceeding seeking to assert or obtain equitable remedies hereunder (including, without limitation, injunctive relief and/or specific enforcement), which claim or proceeding may be asserted or brought in any court of competent jurisdiction sitting in California (as to which courts, the parties hereby consent to the jurisdiction thereof), any dispute involving the interpretation or application of this Agreement shall be resolved in accordance with the procedures specified in the Purchase Agreement.

         7. Severability. It is acknowledged, understood and agreed that the restrictions contained in this Agreement (a) are made for good, valuable and adequate consideration received and to be received by each of the Stockholders,
(b) are reasonable and necessary, in terms of the time, geographic scope and nature of the restrictions, for the protection of Purchaser and/or the Company and their respective Affiliates and their good will, and (c) will not pose any undue hardship on any Stockholder or materially impair his or her ability to support himself. It is intended that said provisions be fully severable, and in the event that any of the foregoing restrictions, or any portion of the foregoing restrictions, shall be deemed contrary to law, invalid or unenforceable in any respect by any court or other tribunal of competent jurisdiction, then such restrictions shall be deemed to be amended, modified and reduced in scope and effect, only to that extent necessary to render same valid and enforceable, and all other restrictions shall be unaffected and shall remain in full force and effect.

         8. Waiver, Amendment or Modification. Neither this Agreement nor any of the terms and conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith. No waiver of any provision, performance or default hereunder in any instance shall be construed as a continuing waiver of such provision, performance or default, or a waiver of any other provision, performance or default, or of any future performance or default.

         9. Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be given in the manner provided in the Purchase Agreement.

         10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                    COMMERCIAL CONSOLIDATORS CORP.



                                    By:______________________________


                                    AMERICAN WAY IMPORTING, INC.



                                    By:______________________________



                                    STOCKHOLDERS:



                                            _________________________
                                            STEVEN JAVIDZAD



                                            _________________________
                                            SHAWN JAVIDZAD



                                            _________________________
                                            JEFF JAVIDZAD



                                            _________________________
                                            BOBBY MELAMED

                                            _________________________
                                            BAZE MELAMED



                                            _________________________



                                            _________________________



                                            _________________________






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